     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1997.

                                                       REGISTRATION NO.
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                DELTAPOINT, INC.

             (Exact name of Registrant as specified in its charter)

          CALIFORNIA                         7372                  77-0216760
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                            ------------------------

       22 LOWER RAGSDALE DRIVE                        JEFFREY F. AIT
      MONTEREY, CALIFORNIA 93940                 CHIEF EXECUTIVE OFFICER
            (408) 648-4000                           DELTAPOINT, INC.
  (Address, including zip code, and              22 LOWER RAGSDALE DRIVE
telephone number, including area code,          MONTEREY, CALIFORNIA 93940
 of registrant's principal executive                  (408) 648-4000
               offices)                    (Name, address, including zip code,
                                           and telephone number, including area
                                               code, of agent for service)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED      PER SECURITY (1)     OFFERING PRICE     REGISTRATION FEE
Common Stock, no par value (1).......      1,361,160            $2.00(2)           $2,722,320           $825.00

(1) Such securities have been registered for issuance by the Registrant on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act").

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) promulgated under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997

PROSPECTUS

                        1,361,160 SHARES OF COMMON STOCK

    THE 1,361,160 SHARES (THE "SHARES") OF COMMON STOCK (THE "COMMON STOCK") OF DELTAPOINT, INC., A CALIFORNIA CORPORATION (THE "COMPANY") COVERED BY THIS PROSPECTUS ARE SHARES OF COMMON STOCK OF THE COMPANY THAT ARE OR MAY BE ISSUABLE UPON CONVERSION OF THE OUTSTANDING PRINCIPAL BALANCE OF THE CONVERTIBLE NOTES (AS DEFINED BELOW) AND UPON CONVERSION OF ALL OF THE SHARES OF THE COMPANY'S SERIES A PREFERRED STOCK (THE "SERIES A PREFERRED") THAT ARE BEING ISSUED BY THE COMPANY TO ONE OF THE HOLDERS OF THE CONVERTIBLE NOTES IN EXCHANGE FOR THE OUTSTANDING CONVERTIBLE NOTES HELD BY SUCH HOLDER (THE "SERIES A TRANSACTION"). SEE "DESCRIPTION OF CAPITAL STOCK -- PREFERRED STOCK" AND "-- WARRANTS AND CONVERTIBLE NOTES" FOR A DESCRIPTION OF THE CONVERTIBLE NOTES, THE SERIES A PREFERRED AND THE SERIES A TRANSACTION. IF THE SERIES A TRANSACTION IS CONSUMMATED, THE SHARES COVERED BY THIS PROSPECTUS ARE SHARES OF COMMON STOCK OF THE COMPANY THAT ARE OR MAY BE ISSUABLE UPON CONVERSION OF THE SERIES A PREFERRED AND UPON CONVERSION OF THE $37,500 PRINCIPAL BALANCE OF THE CONVERTIBLE NOTES THAT WOULD REMAIN OUTSTANDING AFTER CONSUMMATION OF THE SERIES A TRANSACTION. IF THE SERIES A TRANSACTION IS NOT CONSUMMATED, THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS ARE SHARES OF COMMON STOCK OF THE COMPANY THAT ARE OR MAY BE ISSUABLE UPON CONVERSION OF THE OUTSTANDING PRINCIPAL BALANCE OF THE CONVERTIBLE NOTES, WHICH IS APPROPXIMATELY $1,701,450 AS OF MAY 15, 1997. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE ISSUANCE OF THE SHARES UPON CONVERSION OF THE CONVERTIBLE NOTES OR UPON CONVERSION OF THE SERIES A PREFERRED.

    The Company will bear all of the cost of preparing and printing the Registration Statement, and Prospectus and any Prospectus Supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities laws, which are estimated at $18,000.

    On June 11, 1997, the last sale price of the Company's Common Stock, as reported on the OTC Bulletin Board under the symbol DTPT, was $1.63.

                            ------------------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JUNE 12, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at HTTP://WWW.SEC.GOV. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "DTPT."

    The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.

                            ------------------------

    DeltaPoint and DeltaGraph are registered trademarks of the Company and Chart Server, DeltaPoint, WebAnimator, Web Tools and QuickSite are or may be trademarks of the Company. All other product, brand or trade names are trademarks or registered trademarks of their respective owners.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    DeltaPoint, Inc. ("DeltaPoint" or the "Company") develops and markets Internet software tools designed to allow users to effectively and easily create, manage and enhance sites on the Internet's World Wide Web. The Company introduced QuickSite 1.0 in February 1996 to enable novice and experienced site publishers to rapidly create, maintain and enhance robust Web sites. Since its introduction, the Company believes that QuickSite has received more awards than any other Web site creation and management tool, winning the PC WEEK Analyst's Choice award in March 1996, WINDOWS MAGAZINE recommended seal and the PC WEEK Labs IT Excellence Award in April 1996, and the PC COMPUTING 5 Star rating in June 1996. The Company introduced WebTools in March 1996 to allow developers, value-added resellers ("VARs") and corporate MIS directors to add Web publishing capabilities to existing applications and introduced WebAnimator in July 1996 to allow a broad range of Web users to easily add multimedia and interactive animation to a Web site. In September 1996 the Company introduced QuickSite Developer's Edition, a new high end version of QuickSite designed for professional Web developers and corporate Intranet developers. QuickSite Developer's Edition earned the PC COMPUTING 5 Star rating in February 1997. In addition, in May 1997 the Company introduced QuickSite 2.5, its updated version to QuickSite 1.0.

    A key element of the Company's objective of becoming a leading Internet software tools provider is to increase its strategic alliances with key partners. For example, the Company has entered into agreements with Sony, McGraw-Hill, Earthlink, Compaq and Netcom Interactive to distribute existing or planned versions of QuickSite with their products or services.

    Prior to 1996, the Company derived substantially all of its revenues from the sale of charting and graphics software products. The Company currently offers DeltaGraph, an advanced cross-platform charting and graphics product. In 1996 and the first quarter of 1997, the Company derived approximately 62% and 59%, respectively, of its product revenue from the sale of DeltaGraph products. The Company continues to de-emphasize its charting and graphics products and expects that the Company may sell the DeltaGraph product line or, if the Company continues to sell DeltaGraph products, it will continue to represent a declining percentage of its business in the future.

    The Company was incorporated in California in 1989, its headquarters are located at 22 Lower Ragsdale Drive, Monterey, California 93940, and its telephone number is (408) 648-4000.

                            ------------------------

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED DECEMBER    THREE MONTHS ENDED
                                                                               31,                MARCH 31,
                                                                       --------------------  --------------------
                                                                         1995       1996       1996       1997
                                                                       ---------  ---------  ---------  ---------
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues.......................................................  $   4,043  $   4,950  $     760  $   1,023
  Gross profit.......................................................      2,706      3,769        422        703
  Loss from operations...............................................     (2,486)    (4,922)    (1,721)    (1,725)
  Net loss...........................................................     (2,632)    (4,848)    (1,704)    (2,521)
  Net loss per share (1).............................................  $   (2.42) $   (2.17) $   (0.79) $   (1.01)
  Shares used to compute net loss per share (1)......................      1,086      2,231      2,170      2,489

                                                                  DECEMBER 31,    MARCH 31,
                                                                      1996          1997
                                                                 --------------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents....................................    $    3,142     $   1,548
  Working capital (deficit)....................................           431        (1,464)
  Total assets.................................................         6,346         4,093
  Accumulated deficit..........................................       (13,666)      (16,187)
  Total shareholders' equity (deficit).........................    $    1,041     $    (922)

------------------------

(1) For an explanation of the number of shares used to compute net loss per share, see Note 1 of Notes to Financial Statements.

                                  THE OFFERING

Common Stock offered by the Company.........  1,361,160 shares (1)
Common Stock outstanding as of May 15,
  1997 (2)..................................  2,762,873 shares
OTC Bulletin Board..........................  DTPT

------------------------

(1) Represents the maximum number of shares of Common Stock issuable upon conversion of all shares of Series A Preferred and conversion of the entire $37,500 principal amount of Convertible Notes to be remaining outstanding after consummation of the Series A Transaction (or, if the Series A Transaction is not consummated, conversion of the entire outstanding principal amount of Convertible Notes) at a conversion price of 80% of the average closing bid price of the Common Stock reported on the OTC Bulletin Board for the five business days prior to June 12, 1997.

(2) Excludes (i) 110,000 shares of Common Stock issuable upon exercise of a warrant (the "Representative's Warrant") granted to the representative of the underwriters (the "Representative") in connection with the initial public offering of the Company's Common Stock on December 20, 1995 ("IPO"),
    (ii) 71,875 shares of Common Stock issuable pursuant to the Warrants (as defined below), (iii) 901,337 shares of Common Stock issuable pursuant to options outstanding at March 31, 1997, (iv) the shares of Common Stock being registered by the Registration Statement of which this Prospectus is a part,
    (v) 16,538 shares of Common Stock issuable upon exercise of a placement agent's warrant (the "Placement Agent's Warrant") issued in the Debt Financing (as defined below), and (vi) shares of Common Stock that would be issuable pursuant to the InLet Transactions (as defined below), assuming the consummation of the InLet Transactions, which would consist of 260,000 shares of Common Stock plus shares of Common Stock issuable as royalty payments. See "Business -- Research and Development," "Management -- 1990 Key Employee Incentive Stock Option Plan," "Management -- 1992 Non-Statutory Stock Option Plan," "Management -- 1995 Stock Option Plan," "Description of Capital Stock -- Warrants and Convertible Notes; and -- Preferred Stock" and Notes 5, 8, 9 and 11 to Financial Statements.

                                  RISK FACTORS

    The shares of Common Stock offered hereby involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 6.

                            ------------------------

    EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS DOES NOT REFLECT THE EXERCISE OF OPTIONS OR WARRANTS AFTER MARCH 31, 1997. IN ADDITION, THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. NO INVESTOR SHOULD PARTICIPATE IN THE OFFERING UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS OR HER INVESTMENT. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

RECENT AND EXPECTED LOSSES; ACCUMULATED DEFICIT; GOING CONCERN ASSUMPTIONS;
  QUARTERLY FLUCTUATIONS IN PERFORMANCE

    The Company incurred a net loss of $4,848,000 for the year ended December 31, 1996, and a net loss of $2,521,000 for the quarter ended March 31, 1997 and had an accumulated deficit of $16,187,000 as of March 31, 1997. The Company expects to incur losses for at least the next 12 months, and perhaps longer. There can be no assurance that the Company will not incur significant additional losses until it successfully markets and sells existing Internet software tools or develops or acquires new Internet software tools or enhancements to existing Internet software tools that generate significant revenues.

    The Company's independent accountants' report on its financial statements as of and for the years ended December 31, 1996 and 1995 contains an explanatory paragraph indicating that the Company's accumulated deficit and historical operating losses raise substantial doubts about its ability to continue as a going concern. The factors leading to, and the existence of, the explanatory paragraph may materially adversely affect the Company's relationship with customers and suppliers, its ability to obtain revenue and manufacture products and its ability to obtain financing. Although the financial statements have been prepared assuming the Company will continue as a going concern, additional equity or debt financing or a reduction in the level of operations or a sale of assets will be required to enable the Company to continue its operations. Management is currently pursuing additional capital financing and possible sales of assets including the DeltaGraph product line. However, recent attempts to secure debt and equity financing on acceptable terms have not been successful. The Company has recently retained a financial advisor to assist it in raising additional equity capital. If the Company is unable to obtain significant financing, it will be required to reduce discretionary spending or sell assets in order to maintain operations at a reduced level. Among other things, the Company may seek to raise additional financing through a corporate partnering relationship or by selling assets (such as the DeltaGraph product line) and may seek to reduce discretionary spending by reducing existing programs. The accompanying financial statements do not include any adjustments that may result from the outcome of these uncertainties. See Notes 1 and 11 of Notes to Financial Statements.

    The Company's results of operations have historically varied substantially from quarter to quarter and the Company expects they will continue to do so. In the past, the Company's operating results have varied significantly as a result of a number of factors, including the size and timing of customer orders or license agreements, product mix, the revenues derived from product sales and license fees, the existence and terms of royalty and packaging arrangements, seasonality, the timing of the introduction and customer acceptance of new products or product enhancements by the Company's competitors, new product or version releases by the Company, changes in pricing policies by the Company or its competitors, marketing and promotional expenditures, research and development expenditures and changes in general economic conditions. Furthermore, the Company has often recognized a substantial portion of its revenues in the last month of the quarter, with these revenues frequently concentrated in the last week or weeks of the quarter.

    The Company's operating and other expenses are relatively fixed in the short term. As a result, variations in timing of revenues can cause significant variations in quarterly results of operations. For example, if the Company obtains additional financing, the Company intends to continue to make significant expenditures to enhance its sales and marketing activities and to continue to make significant expenditures for research and development activities. As such expenditures occur, the Company may be unable to reduce such expenditures quickly if revenue is less than expected. The Company generally does not operate with a significant order backlog and a substantial portion of its revenue in any quarter is derived from orders booked in that quarter, which are difficult to forecast and which are typically concentrated at the end of the quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. Due to the foregoing factors, the Company believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. In addition, there can be no assurance the Company will be profitable on a quarter to quarter or any other basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

CRITICAL NEED FOR ADDITIONAL CAPITAL; NO ASSURANCE OF FUTURE FINANCING

    As of May 31, 1997, the Company's cash and cash equivalents totaled approximately $650,000. The Company's actual capital needs will depend upon numerous factors, including the progress of the Company's software development activities and the amount of revenues generated from operations, none of which can be predicted with certainty. The Company has a critical need for additional capital. Recent attempts to secure capital financing have been unsuccessful. The Company has recently retained a financial advisor to assist it in raising additional equity capital and has been pursuing the possibility of selling the DeltaGraph product line. In addition to providing additional capital, the Company believes the divestiture of DeltaGraph would allow the Company to further focus on Web site development and management software solutions and reduce the duplication of expenses it incurs as a result of supporting the DeltaGraph product. There can be no assurance that any additional required financing will be available to the Company on acceptable terms, or at all, or that the Company will be successful in divesting the DeltaGraph product line. The inability to obtain significant financing would have a material adverse effect on the Company's business, financial condition and results of operation. In order to continue as a going concern, the Company would be required to significantly reduce the level of its operations, seek a merger partner or sell assets. There can be no assurance that the Company would be able to accomplish any of such actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

SUBSTANTIAL DEPENDENCE ON RECENTLY INTRODUCED INTERNET SOFTWARE TOOLS

    Prior to 1996, DeltaPoint derived substantially all of its product revenues from licenses of DeltaGraph, its advanced charting and graphics software product. In 1996 and the first quarter of 1997, the Company derived approximately 62% and 59%, respectively, of its product revenue from DeltaGraph. However, DeltaPoint's future revenue growth will continue to depend largely on the successful development, introduction and commercial acceptance of its Internet software tools and that the decrease in DeltaGraph revenue as a percentage of business will continue to decline or, if the Company is successful in divesting the product line, be eliminated. Internet software tools currently consist of: QuickSite 1.0, its Web page creation and site management product introduced in February 1996; WebTools, its Web publishing capability tool introduced in March 1996; WebAnimator, its multimedia authoring tool for the Web introduced in July 1996; QuickSite Developer's Edition, its enhanced version of QuickSite for Web site developers and corporate Intranet developers introduced in September 1996; and QuickSite 2.5, its updated version of QuickSite 1.0, introduced in May 1997. Commercial acceptance of the Company's Internet software tools will require the Company to establish additional distribution channels and sales and marketing methods, of which there can also be no assurance, because these products will be targeted to existing customers as well as to a significantly different potential end user population. There can be no assurance that the Company can successfully manage the introduction of new versions of its existing Internet software tools or any other potential Internet software tools or that any of its existing or potential products will achieve significant market acceptance. Failure of any of the Company's existing or potential products to achieve significant market acceptance will have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Strategy," "-- Products" and "-- Marketing and Distribution."

DEPENDENCE ON SUCCESS OF INLET TRANSACTIONS

    The Company believes that its future success depends on its ability to continue to upgrade the functionality of and add new features to its Internet software tools products on a timely basis. Towards that end, the Company has sought to purchase, through the InLet transactions described under "Business -- Research and Development" (collectively, the "Inlet Transactions"), technology that the Company believes will aid the Company in developing future versions of QuickSite that have greater functionality and features and will allow the Company to offer functionality and features not currently offered by the Company's existing products. There can be no assurance the InLet Transactions, which are contingent on certain closing conditions, including the closing of an equity financing by the Company on or before July 15, 1997 and the negotiation of a definitive purchase agreement and other agreements, will be consummated. Even if the InLet Transactions are consummated, there can be no assurance that the acquired technology can be successfully developed or integrated into the Company's current technology on a timely basis or at all, or that products based on this technology will receive market acceptance. Failure to successfully consummate the Inlet Transactions, develop the acquired technology or integrate the acquired technology into the Company's website creation and management technology or market products based upon the acquired technology could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON INTERNET

    Sales of the Company's Internet software tools will depend in part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic. The Internet continues to be at an early stage of development. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace. If the Internet does not become a viable commercial marketplace, the commercial benefits derived from the Company's Internet software tools would be materially adversely effected. See "Business -- Products" and "-- Marketing and Distribution."

DEPENDENCE ON EMERGENCE OF INTERNET SOFTWARE TOOLS MARKET

    The market for the Company's Internet software tools is evolving, and its growth depends upon broader market acceptance of Internet software tools. The Internet software tools market continues to be an emerging market and there can be no assurance that the market will continue to develop or that further market development will be rapid enough to significantly benefit the Company. In addition, there are a number of potential approaches to Internet software tools, including Internet software tools incorporated into network operating systems or other software. Therefore, even if Internet software tools gain broader market acceptance, there can be no assurance that the Company's products will be chosen by organizations which acquire Internet software tools. Furthermore, to the extent that the Internet software tool market does continue to develop, the Company expects that competition will increase. See "Risk Factors -- Competition" and "Risk Factors -- Risk of Inclusion of Internet Software Tool Functionality in Other Software."

RISKS ASSOCIATED WITH RETAIL DISTRIBUTION; SUBSTANTIAL CUSTOMER CONCENTRATION

    DeltaPoint sells its products to distributors for resale to certain retailers, including computer superstores and mass merchandisers. Sales to a limited number of distributors and retailers have constituted, and are anticipated to continue to constitute, a significant portion of DeltaPoint's retail software sales. In particular, revenues from licenses sold to Nippon Polaroid Kabushiki Kaisha, the Company's Japanese distributor, constituted approximately 35%, 21% and 33% of the Company's net revenues for the years ended December 31, 1995, 1996 and the three months ended March 31, 1997, respectively. Sales to Ingram Micro Inc. constituted approximately 13%, 30% and 12% of the Company's net revenues for the years ended December 31, 1995, 1996 and the three months ended March 31, 1997, respectively. Any termination or significant disruption of DeltaPoint's relationship with any major distributor or retailer, or a significant reduction in sales volume attributable to any of such entities, could, unless or until replaced, materially adversely affect the Company's business, financial condition and results of operations. A deterioration in financial condition or other business difficulties of a distributor or retailer could render the Company's accounts receivable from such entity uncollectible, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that DeltaPoint's existing distributors and retailers will continue to provide DeltaPoint's products with adequate levels of shelf space or promotional support. In addition, personal computer hardware and software companies have generally reported declines in gross margins and greater product returns as they have increased sales through the mass merchandise distribution channel. The Company expects that its margins will be similarly affected as it increases sales through this channel. See "Business -- Marketing and Distribution."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    The Company's revenues from international operations accounted for approximately 40%, 26% and 37% of the Company's net revenues in 1995, 1996 and the three months ended March 31, 1997, respectively, of which approximately 87%, 79% and 88%, respectively, were derived from sales in Japan. The Company expects that revenues from these international operations will continue to represent a large percentage of its net revenues. International revenues are subject to a number of risks, including greater difficulties in accounts receivable collection, longer payment cycles, exposure to currency fluctuations, political and economic instability and the burden of complying with a wide variety of foreign laws and regulatory requirements. The Company also believes that it is exposed to greater levels of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy" and "-- Marketing and Distribution."

RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT DELAYS; RISK OF PRODUCT DEFECTS

    The markets in which the Company competes are characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. The Company's future success depends upon its ability on a timely basis to enhance its existing products, introduce new products that address the changing requirements of its customers and anticipate or respond to technological advances, emerging industry standards and practices in a timely, cost-effective manner. There can be no assurance that the Company will be successful in developing, introducing and marketing new products or enhancements to existing products or will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of commercial acceptance. Software products such as those offered by the Company often contain errors or "bugs" that can adversely affect the performance of the product or damage a user's data. The Company has in the past discovered software defects in its products that have adversely affected its business and operating results. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements of existing products in a timely manner or if new versions of existing products contain unacceptable levels of product defects or do not achieve a significant degree of market acceptance, or any of the above situations occur there could be a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Critical Dependence on InLet Transactions", "Business -- Marketing and Distribution," "-- Research and Development."

COMPETITION

    The Company competes on the basis of certain factors, including product quality, first-to-market product capabilities, product performance, ease of use, customer support and price. The Company believes it currently competes favorably overall with respect to these factors.

    The markets in which the Company competes are highly competitive and characterized by rapid technological change, frequent new product introductions, short product lives, evolving industry standards and significant price erosion over the life of the product. The Company anticipates increased competition in these markets from both existing vendors and new market entrants. In the charting market, the Company has, to date, encountered competition primarily from larger vendors such as Adobe Systems Incorporated, Microsoft Corporation ("Microsoft"), Software Publishing Corporation, Lotus, Corel and Computer Associates International, Inc. In the structured drawing market, the Company has, to date, encountered competition primarily from larger vendors such as Corel, Visio and Micrografx Incorporated. In the Internet software tools market, the Company has encountered competition primarily from Netscape Communications Corporation, Macromedia, Inc., Adobe Systems Incorporated, Microsoft, NetObjects and Quarterdeck, Inc. IBM agreed in March 1997 to acquire a majority interest in NetObjects. In addition, the Company expects that existing vendors and new market entrants will develop products that will compete directly with the Company's products and that competition will increase significantly to the extent that markets for the Company's products grow. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have material adverse effect on the Company's business, financial condition and results of operations. Most of the Company's current and potential competitors have substantially greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than the Company. Because there are minimal barriers to entry into the software market, the Company believes sources of competition will continue to proliferate. The market for the Company's products is characterized by significant price competition, and the Company expects it will face increasing pricing pressures. There can be no assurance the Company will be able to maintain its historic pricing structure, and an inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations. If the Company is unable to compete effectively against current and future competitors, the Company's business, financial condition and results of operations will be materially adversely affected. See "Business -- Competition."

RISK OF INCLUSION OF INTERNET SOFTWARE TOOL FUNCTIONALITY IN OTHER SOFTWARE

    In the future, vendors of operating system software or other software (such as office or back office software suites) may continue to enhance their products (including separate products that are bundled together) to include functionality that is currently provided most often by Internet software tools such as the Company's current and planned products. This enhancement could be achieved through the addition of functionality to operating system software or other software or the bundling of Internet software tools with operating system software or other products. For example, Microsoft incorporates into its BackOffice product its web page creation software product, FrontPage. The inclusion of the functionality of the Company's products, and of the functionality of the Internet software tool products, as standard features of operating system software or other software could render the Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable, or perceived to be comparable, to that of the Company's products. Furthermore, even if the Internet software tool functionality provided as standard features by operating systems or other software is more limited than that of the Company's products, there can be no assurance that a significant number of customers would not elect to accept such functionality in lieu of purchasing additional software. If the Company was unable to develop new Internet software tools to further enhance operating systems or other software and to replace successfully any obsolete products, the Company's business, financial condition and results of operations would be materially adversely affected.

RELIANCE ON MICROSOFT

    Microsoft Windows has gained widespread market acceptance as the dominant computer operating system. Accordingly, the Company's products have been and it is intended that they will continue to be designed to function in the Microsoft Windows, Windows '95 or Windows NT environments, and anticipates future products will also be designed for use in these Microsoft environments. Because the Company expects that its Microsoft-based applications of these products will account for a significant portion of new license revenue for the foreseeable future, sales of these products would be materially and adversely affected by market developments adverse to Microsoft Windows, Windows '95 and Windows NT. The Company's ability to develop products using the Microsoft Windows, Windows '95 and NT environments is substantially dependent on its ability to gain timely access to, and to develop expertise in, current and future developments by Microsoft, of which there can be no assurance. Moreover, the abandonment by Microsoft of its current operating system, product line or strategy, or the decision by Microsoft to develop and market products that directly or indirectly compete with the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy" and "-- Competition."

DILUTION UPON CONVERSION OF CONVERTIBLE NOTES/SERIES A PREFERRED STOCK HELD BY
  HRO AND AHG

    High Risk Opportunities Hub Fund Ltd. ("HRO") and American High Growth ("AHG") held, as of May 15, 1997, $1,701,450 aggregate principal amount of convertible notes (the "Convertible Notes"). Each $1,000 principal amount of Convertible Notes is convertible, subject to certain limitations, into the number of shares of Common Stock determined by dividing $1,000 by the lower of $6.70 or 80% of the average trading price of the Common Stock for the five trading days immediately prior to conversion. See "Certain Transactions" and "Description of Capital Stock." The Company has entered into an agreement with HRO pursuant to which HRO has agreed to exchange the entire outstanding principal amount of Convertible Notes held by it for shares of Series A Preferred Stock (the "Series A Preferred") at a purchase price of $1,000 per share. Each $1,000 principal amount of Series A Preferred will convert, subject to certain limitations, into the number of shares of Common Stock determined by dividing $1,000 by the lower of $3.50 or 80% of the average trading price of the Common Stock for the five trading days immediately prior to conversion. See "Description of Capital Stock."

    If all the Convertibles Notes were to have been converted into Common Stock on May 15, 1997, they would have been converted into 1,134,300 shares of Common Stock, representing (after giving effect to such conversion) approximately 29% of the issued and outstanding capital stock on May 15, 1997. To the extent that the trailing five day average trading price of the Common Stock is lower on the date of conversion of Convertible Notes into shares of Common Stock than on May 15, 1997, a greater number of shares of Common Stock and a greater percentage of the then issued and outstanding shares of Common Stock would be issuable on such conversion. Similarly, the same number of shares of Common Stock would have been issuable in connection with any conversion of Series A Preferred. As a result of the foregoing, the holders of Common Stock will suffer immediate and significant dilution to their percentage ownership of the Common Stock upon the conversion of the Convertible Notes or the Series A Preferred (following HRO's exchange of its Convertible Notes for Series A Preferred).

DEPENDENCE ON LIMITED NUMBER OF KEY PERSONNEL

    The Company's success depends to a significant extent upon the contributions of several key personnel, some of whom were only recently hired by the Company. The failure to attract and retain key personnel could have a material adverse affect on the Company's business, financial condition and results of operations. See "Management -- Executive Officers and Directors" and " -- Employment Contracts."

RISKS ASSOCIATED WITH MANAGING BUSINESS

    In recent years, the transition of the Company's business to Internet software tools has challenged, and is expected to continue to challenge, the Company's management and operations, including its sales, marketing, customer support, research and development and finance and administrative operations. The Company's future performance will depend in part on its ability to manage growth, should it occur, both in its domestic and international operations and to adapt its operational and financial control systems, if necessary, to respond to changes resulting from such growth. The Company intends to continue to invest in improving its financial systems and controls in connection with anticipated increases in the level of its operations. Although the Company believes that its systems and controls are adequate for its current level of operations, the Company anticipates that it may need to add additional personnel and expand and upgrade its financial systems to manage any future growth. The failure of the Company's management to respond to and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON SOLE PRODUCT ASSEMBLER

    All of the Company's software products are currently assembled (i.e., the disk media, operating manual and other documentation are inserted in shrink wrap packaging) by a related third party assembler that beneficially owned approximately 1.5% of the Company's Common Stock as of March 31, 1997. Although reliance on third party assemblers is common in the software industry and DeltaPoint believes that other assemblers are available, the Company has no formal contract with the assembler and the termination or interruption of this assembly arrangement could have a material adverse effect on the Company's business, financial condition and results of operations until an alternate assembler is secured.

RISKS ASSOCIATED WITH PRODUCT RETURNS; PRICE PROTECTION

    Consistent with industry practice, the Company allows distributors, retailers and end users to return products for credits towards the purchase of additional products. In addition, DeltaPoint's promotional activities, including free trial and satisfaction guaranteed offers, and competitors' promotional or other activities could cause returns to increase sharply at any time. Further, the Company expects that the rate of product returns could increase to the extent that the Company introduces new versions of its existing products. For example, product returns may increase above historical levels as a result of new product introductions. In addition, if the Company reduces its prices, the Company credits its distributors for the difference between the purchase price of products remaining in their inventory and the Company's reduced price for such products. Although the Company provides allowances for anticipated returns and price protection obligations, and believes its existing policies have resulted in the establishment of allowances that are adequate and have been adequate in the past, there can be no assurance that such product returns and price protection obligations will not exceed such allowances in the future and as a result will not have a material adverse effect on future operating results, particularly since the Company seeks to continually introduce new and enhanced products and is likely to face increasing price competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED INTELLECTUAL PROPERTY PROTECTION

    The Company's ability to compete effectively depends in large part on its ability to develop and maintain proprietary aspects of its technology. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights in its products to the same extent as do the laws of the United States. The Company licenses some of its products under "shrink wrap" license agreements that are included in products shipped by the Company and are not signed by licensees, therefore they may be unenforceable under the laws of certain jurisdictions. In addition, some aspects of the Company's products are not subject to intellectual property protection.

    The Company cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There can be no assurance that any confidentiality agreements between the Company and its employees will provide adequate protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information. See "Business -- Proprietary Rights and Licenses."

    Although the Company is not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that the Company will not become involved in such proceedings. An adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be required to obtain licenses to patents or proprietary rights of others, and there can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all. See "Business -- Property Rights and Licenses."

CONCENTRATION OF SHARE OWNERSHIP

    As of May 15, 1997, the executive officers and directors of the Company and their affiliates, as a group, owned or controlled approximately 26.9% of the outstanding capital stock of the Company. As a result, such persons and entities will continue to exert significant influence over the business and affairs of the Company. See "Principal and Selling Shareholders."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales in the public market of substantial amounts of Common Stock (including sales in connection with an exercise of certain registration rights relating to shares of Common Stock) or the perception that such sales could occur could depress prevailing market prices for the Common Stock. In addition to the shares of Common Stock registered for issuance pursuant to the Registration Statement of which this Prospectus is a part, the Company is filing with the Commission a post-effective amendment to a registration statement on Form SB-2 (No. 333-17733) covering the resale of 298,396 shares of outstanding Common Stock and a post-effective amendment to a registration statement covering the resale of 262,922 outstanding shares of Common Stock, 71,875 shares of Common Stock issuable upon exercise of outstanding warrants, and 71,875 outstanding warrants. See "Description of Capital Stock -- Registration Rights."

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

    The Company has reserved 318,413 shares of Common Stock for issuance upon exercise of outstanding warrants and options and 887,223 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to option exercises or sales of Common Stock under the Stock Plans. The existence of the aforementioned warrants and options and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants, options and notes may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Description of Capital Stock."

VOLATILITY OF STOCK PRICE; POSSIBLE ILLIQUIDITY OF TRADING MARKET; RECENT
  DE-LISTING FROM NASDAQ SMALLCAP MARKET

    The Company's stock price has exhibited substantial volatility since the Company's IPO in December 1995. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the Internet tools and visualization software industries and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to their operating performance.

    The shares of Common Stock were quoted on the Nasdaq SmallCap Market from December 1995 until March 18, 1997 and are traded on the Pacific Stock Exchange and quoted on the OTC Bulletin Board and the "pink sheets." The Common Stock was delisted from the Nasdaq SmallCap Market effective March 19, 1997 because of Nasdaq's determination that the Company failed to maintain certain requirements for continued listing. As a result, it is more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. In addition, because the Company's Common Stock was removed from the Nasdaq SmallCap Market and its market price is less than $5.00 per share, it is subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Nasdaq SmallCap Market and the applicability of such "penny stock" rules could adversely affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's Common Stock and the ability of purchasers of the Company's Common Stock to sell their securities in the secondary market.

NO ANTICIPATED DIVIDENDS

    The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by California General Corporation Law, the Company has included in its Restated Articles of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceeding against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. See "Management -- Limitations on Liability and Indemnification Matters."

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock was quoted on the Nasdaq SmallCap Market under the symbol "DTPT" from December 20, 1995 through March 18, 1997, when it was delisted, and has been traded on the Pacific Exchange (formerly the Pacific Stock Exchange) since December 1995 through the present, under the symbol "DTP.P." The Common Stock is traded over-the-counter and is quoted on the OTC Bulletin Board under the symbol "DTPT" and on the "pink sheets" and remains on the Pacific Exchange. There can be no assurance that the Company will continue to be listed on the Pacific Exchange.

    The table below sets forth the high and low closing sale price of the Common Stock for the periods indicated, as reported by the Nasdaq SmallCap Market through March 18, 1997 and the OTC Bulletin Board thereafter. Prior to the offering in December 1995, no established public trading market for the Company's Common Stock existed.

                                                                                         HIGH        LOW
                                                                                       ---------  ---------

YEAR ENDED DECEMBER 31, 1995
  Fourth quarter (from December 20,1995).............................................  $    8.75  $    8.00
YEAR ENDED DECEMBER 31, 1996
  First quarter......................................................................  $    9.75  $    6.50
  Second quarter.....................................................................  $   17.25  $    9.50
  Third quarter......................................................................  $   13.75  $    5.88
  Fourth quarter.....................................................................  $   11.75  $    6.00
YEAR ENDING DECEMBER 31, 1997
  First quarter......................................................................  $    8.25  $    2.25
  Second quarter (through June 11, 1997).............................................  $    3.00  $    1.44
                                                                                       ---------  ---------

    On June 11, 1997, the closing sale price for a share of the Company's Common Stock, as reported on the OTC Bulletin Board, was $1.63. The Company's Common Stock was quoted on the Nasdaq SmallCap Market from December 20, 1995 through March 18, 1997 under the symbol "DTPT." The Common Stock was delisted from the Nasdaq SmallCap Market effective March 19, 1997 because of Nasdaq's determination that the Company failed to meet certain requirements for continued listing. See "Risk Factors -- Volatility of Stock Price; Illiquidity of Trading Market; De-Listing from Nasdaq SmallCap Market."

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock, and the Company currently intends to retain any future earnings to fund the development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and capitalization of the Company at March 31, 1997:

                                                                                        MARCH 31, 1997
                                                                                      ------------------
                                                                                        (IN THOUSANDS)
Short-term debt.....................................................................     $      2,150
                                                                                             --------
                                                                                             --------

Shareholders' deficit:
  Preferred Stock, no par value, 4,000,000 shares authorized, none issued or
    outstanding.....................................................................     $    --
  Common stock, no par value, 25,000,000 shares authorized, 2,489,873 shares issued
    and outstanding; (1)............................................................     $     15,265
  Accumulated deficit...............................................................          (16,187)
                                                                                             --------
    Total shareholders' deficit.....................................................     $       (922)
                                                                                             --------
      Total capitalization..........................................................     $       (922)
                                                                                             --------
                                                                                             --------

------------------------

(1) Excludes (i) 110,000 shares of Common Stock issuable upon exercise of a warrant (the "Representative's Warrant") granted to the representative of the several underwriters (the "Representative") in connection with the initial public offering of the Company's Common Stock on December 20, 1995 ("IPO"), (ii) 71,875 shares of Common Stock issuable pursuant to the Warrants, (iii) 901,337 shares of Common Stock issuable pursuant to options outstanding at March 31, 1997, (iv) the shares of Common Stock being registered by the Registration Statement of which this Prospectus is a part,
    (v) 16,538 shares of Common Stock issuable upon exercise of the Placement Agent's Warrant issued in the Debt Financing, and (vi) shares of Common Stock that would be issuable pursuant to the InLet Transactions, assuming the consummation of the InLet Transactions, which would consist of 260,000 shares of Common Stock plus shares of Common Stock issuable as royalty payments. See "Business -- Research and Development," "Management -- 1990 Key Employee Incentive Stock Option Plan," "Management -- 1992 Non-Statutory Stock Option Plan," "Management -- 1995 Stock Option Plan," "Description of Capital Stock -- Warrants and Convertible Notes; and -- Preferred Stock" and Notes 5, 8, 9 and 11 to Financial Statements.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995 and 1996 have been derived from the audited financial statements of the Company included elsewhere in this Prospectus. The statement of operations data for the three months ended March 31, 1996 and 1997 and the balance sheet data at March 31, 1997 are derived from unaudited financial statements of the Company. The unaudited financial statements, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of results that may be expected for the full year or in any future period.

                                                                         YEAR ENDED DECEMBER      THREE MONTHS ENDED
                                                                                 31,                  MARCH 31,
                                                                        ----------------------  ----------------------
                                                                           1995        1996        1996        1997
                                                                        ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT FOR PER SHARE
  DATA):
Net revenues..........................................................  $    4,043  $    4,950  $      760  $    1,023
Cost of revenues......................................................       1,337       1,181         338         320
                                                                        ----------  ----------  ----------  ----------
  Gross profit........................................................       2,706       3,769         422         703
                                                                        ----------  ----------  ----------  ----------
Operating expenses:
  Sales and marketing.................................................       1,922       4,685         888       1,459
  Research and development............................................       2,036       2,618         486         731
  General and administrative..........................................       1,234       1,388         769         238
                                                                        ----------  ----------  ----------  ----------
                                                                             5,192       8,691       2,143       2,428
                                                                        ----------  ----------  ----------  ----------
Loss from operations..................................................      (2,486)     (4,922)     (1,721)     (1,725)
Interest and other income (expense)...................................        (146)         74          17        (796)
                                                                        ----------  ----------  ----------  ----------
Net loss..............................................................  $   (2,632) $   (4,848) $   (1,704) $   (2,521)
                                                                        ----------  ----------  ----------  ----------
                                                                        ----------  ----------  ----------  ----------
Net loss per share (1)................................................  $    (2.42) $    (2.17) $    (0.79) $    (1.01)
                                                                        ----------  ----------  ----------  ----------
                                                                        ----------  ----------  ----------  ----------
Shares used in per share calculations (1).............................       1,086       2,231       2,170       2,489
                                                                        ----------  ----------  ----------  ----------
                                                                        ----------  ----------  ----------  ----------

                                                                                         DECEMBER 31,            MARCH 31,
                                                                                  ---------------------------   ------------
                                                                                      1995           1996           1997
                                                                                  ------------   ------------   ------------
BALANCE SHEET DATA (IN THOUSANDS):
  Working capital (deficit).....................................................      $  2,915       $    431       $(1,464)
  Total assets..................................................................         6,764          6,346         4,093
  Current liabilities...........................................................         3,315          5,305         5,015
  Total shareholders' equity (deficit)..........................................      $  3,449       $  1,041       $  (922)

------------------------

(1) For an explanation of the number of shares used to compute net loss per share, see Note 1 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "RISK FACTORS" AND "BUSINESS."

OVERVIEW

    DeltaPoint was incorporated on February 1, 1989 to design, develop and market visualization software products for personal computers. DeltaPoint commenced shipments of its initial product, DeltaGraph, at the end of 1989. In November 1995, the Company acquired technology required to develop WebAnimator, a multimedia authoring tool for the Web. In December 1995, the Company acquired technology to develop QuickSite, a Web site creation and management tool which was released in February 1996. The Company introduced WebTools in March 1996, WebAnimator in July 1996, QuickSite Developer's Edition in September 1996 and QuickSite 2.5 in May 1997. The Company plans to incur additional expenditures to develop Internet software tools or new versions of existing software tools over the next several quarters. Although prior to 1996 the Company derived substantially all of its revenues from charting and graphics software products for desktop applications, the Company's strategy is to realize a significant and growing percentage of future revenues from the sale of Internet software tools.

    The Company's revenues consist of license revenues from sales of software products to distributors, resellers and end users. In addition, the Company derives license revenues from royalty agreements with certain customers. Under these agreements, the Company typically receives a large percentage of the aggregate revenues in the form of a nonrefundable royalty paid upon shipping of the master copy of software, which allows the customer to license a specified number of copies of the Company's software.

    Software product sales are recognized upon shipment of the product, net of appropriate allowances for estimated returns. Revenues from software royalty agreements are recognized upon shipment of a master copy of the software product if no significant vendor obligations remain under the term of the license agreements and any amounts to be paid are nonrefundable. Payments received in advance of revenue recognition are recorded as deferred revenue. The Company grants distributors and resellers certain rights of return, price protection and stock rotation rights on unsold merchandise. Accordingly, reserves for estimated future returns and credits for price protection and stock rotation rights are accrued at the time of shipment.

    Net revenues increased from $4,043,000 in 1995 to $4,950,000 in 1996. The increase of net revenues was primarily attributable to a refocusing of the Company's business into the Internet market. The Company believes that net revenues may decrease or remain flat based on the continued focus of the Company on the Internet market until it has realized significant revenues from its Internet software tools released in 1996, such as QuickSite, QuickSite Developer's Edition, WebTools and WebAnimator, and from products that the Company develops or acquires in the future. Revenues from the DeltaGraph line aggregated 62% and 59% of net revenues during 1996 and the quarter ended March 31, 1997, respectively. If the DeltaGraph product line is sold, the Company's annual revenues for 1997 will be reduced in absolute terms and the Company's historical operating results will not be indicative of the Company's future operating results.

    The Company's gross profit has historically fluctuated from quarter to quarter based on the mix of revenues derived from software product sales. The Company's gross profit has also fluctuated based on the mix of product revenues derived from sales of the Company's higher-margin DeltaGraph product and sales of lower-margin graphics utilities and Internet products where the Company must pay royalties to third parties. The Company believes these factors may impact its gross profit in the future. See "Risk Factors -- Substantial Dependence on Recent and Anticipated Product Introductions."

    The Company's limited operating history makes the prediction of future operating results difficult or impossible. Future operating results will depend on many factors, including demand for the Company's products, the mix of revenues derived from product sales and royalty and packaging fees, the level of product and price competition, the Company's success in expanding its direct sales efforts for its software products and indirect distribution channels for its Internet products and the ability of the Company to successfully develop and market new products and control costs. In particular, the Company's ability to achieve revenue growth and profitability in the future will be significantly dependent on the timely introduction and market acceptance of products the Company has recently introduced or is developing and the ability of the Company to successfully develop products for new and existing markets.

    The Company incurred a loss for the year ended December 31, 1995, in part due to a charge to operations recorded in the fourth quarter of approximately $1,240,000 resulting from the acquisition of certain Internet technologies for the portion of the purchase price determined to be in-process research and development and a decline in revenues from traditional products. The Company incurred a loss of $4,848,000 for the year ended December 31, 1996, in part due to the Company's investment in marketing and research for its Internet product line. In addition, the Company incurred a loss of $2,521,000 for the three month period ended March 31, 1997 in part due to the Company's continued investment in marketing and research for its Internet product line and an interest expense charge of $799,000 relating to the amortization of the discounted conversion feature of the Convertible Notes and the related debt issuance costs. The Company expects to incur losses from operations for at least the next 12 months, and perhaps longer, particularly if revenues do not increase significantly above current levels. There can be no assurance that the Company will not incur significant additional losses until it successfully develops or acquires new products or enhancements to existing products that generate significant revenues and profits. Significant additional equity or debt financing or a reduction in the level of operations or sale of assets will be required to enable the Company to continue as a going concern. See "Risk Factors -- Recent and Expected Losses; Accumulated Deficit; Quarterly Fluctuations in Performance."

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated, certain statement of operations data as a percentage of net revenues.

                                                               YEAR ENDED         THREE MONTHS ENDED MARCH
                                                              DECEMBER 31,                  31,
                                                        ------------------------  ------------------------
                                                           1995         1996         1996         1997
                                                        -----------  -----------  -----------  -----------
                                                                                        (UNAUDITED)
Net revenues..........................................      100.0%       100.0%       100.0%       100.0%
Cost of revenues......................................       33.1         23.9         44.5         31.3
                                                            -----        -----    -----------  -----------
    Gross profit......................................       66.9         76.1         55.5         68.7
                                                            -----        -----    -----------  -----------
Operating expenses:
  Sales and marketing.................................       47.5         94.6        116.8        142.6
  Research and development............................       50.4         52.9         64.0         71.5
  General and administrative..........................       30.5         28.0        101.2         23.2
                                                            -----        -----    -----------  -----------
    Total operating expenses..........................      128.4        175.5        282.0        237.3
                                                            -----        -----    -----------  -----------
Loss from operations..................................      (61.5)       (99.4)      (226.5)      (168.6)
Interest and other income (expense)...................       (3.6)         1.5          2.2        (77.8)
                                                            -----        -----    -----------  -----------
    Net loss..........................................      (65.1)%      (97.9)%     (224.3)%     (246.4)%
                                                            -----        -----    -----------  -----------
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    YEARS ENDED DECEMBER 31, 1995 AND 1996

    NET REVENUES. Net revenues increased by 22.4% from $4,043,000 for 1995 to $4,950,000 for 1996. The increase in revenue was primarily attributable to the introduction of Internet products, especially of QuickSite, DeltaPoint's award-winning Web site creation and management tool. International sales accounted for 39.8% of net revenues during 1995 and 26.3% for 1996. The decrease in international revenues was due to fewer Japanese license agreements offset partially by the release of QuickSite for the Japanese market. The Company's domestic and international sales are principally denominated in United States dollars. Movements in currency exchange rates did not have a material impact on the total revenue in the periods presented. However, there can be no assurance that future movements in currency exchange rates will not have a material adverse effect on the Company's future revenues and results of operations.

    GROSS PROFIT. Cost of revenues consists of direct materials, labor, overhead, freight, post customer support, royalties and contract manufacturing costs associated with the manufacturing of the Company's products. The Company believes that these and other factors will contribute to the fluctuations of gross profit as a percentage of revenue. Gross profit increased from 66.9% of net revenues in 1995 to 76.1% of net revenues in 1996, primarily as a result of lower inventory write-offs and an absence of packaging fees in 1996. The Company's gross profit has varied quarter to quarter as a result of a number of factors including changes in customer and product mix, inventory write-offs due to new product releases, third party royalty obligations for the Company's Internet products and packaging revenues from the Company's Japanese distributor.

    SALES AND MARKETING. Sales and marketing expenses include sales commissions, compensation of sales and marketing personnel and cost of promotional activities. Sales and marketing expenses increased to $4,685,000 or 94.6% of revenues for 1996 from $1,922,000 or 47.5% of revenues in 1995. The increase in sales and marketing expenses was primarily due to an increase in headcount and an increase in the use of direct mail, telemarketing, consultants, print advertising, tradeshows and channel promotions used to promote the Company's Internet software tools which were released in 1996. The Company expects that sales and marketing costs will increase in future periods because the Company intends to add sales and marketing personnel to support the anticipated introduction of new products and updated versions of the Company's existing products.

    RESEARCH AND DEVELOPMENT. Research and development expenses include personnel, consultants and amortization of purchased software. Research and development expenses increased to $2,618,000 or 52.9% of revenues for 1996 compared to $2,036,000 or 50.4% of revenues in 1995. The increase in research and development expenses was primarily due to a staffing increase for the development of QuickSite, QuickSite Developer's Edition, WebAnimator and DeltaGraph. In addition, the Company retained several consultants to aid in the development process. In 1995, the Company had a charge to operations of $1,240,000 resulting from the acquisition of certain Internet technologies for the portion of the purchase price determined to be in-process technology as such technology had not reached technological feasibility and had no alternative future use. The Company expects that research and development costs will increase in future periods due to further development of the Company's new products and updated and cross platform versions of the Company's existing products.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $1,388,000 or 28.0% of revenues for 1996 compared to $1,234,000 or 30.5% of revenues in 1995. The increase in general and administrative expenses was primarily attributable to a severance expense charge of $505,000 relating to the departure of the Company's former Chief Executive Officer offset by a decrease in bad debt expenses of $176,000. The Company expects that general and administrative expenses will increase in absolute dollars in future periods to the extent that the Company expands its operations.

    PROVISION FOR INCOME TAXES. There was no provision for taxes in 1995 or 1996 due to net operating losses. At December 31, 1996, the Company had approximately $7,000,000 of federal net operating loss carryforwards which expire in varying amounts through 2011. Due to certain changes in the ownership of the Company, approximately $1,700,000 and $1,200,000 of these losses are subject to annual limitations of approximately $142,000 and $301,000, respectively. If certain additional changes in the Company's ownership occur, the Company's use of net operating loss carryforwards may be subject to a lower annual limitation.

THREE MONTHS ENDED MARCH 31, 1996 AND 1997

    NET REVENUES. Net revenues for the three month period ended March 31, 1997 increased by 34.6% to $1,023,000 from $760,000 for the corresponding period in the prior year. The increase in revenue was primarily attributable to Internet products introduced after March 31, 1996. Included in the increase of Internet revenues is a milestone payment of $150,000 received under contract to develop a custom version of one of the Company's products for an OEM. For the three month period ended March 31, 1997, international revenue increased to 37.3% of net revenues compared to 13.0% for the period ended March 31, 1996. The increase in international revenues was primarily due to the introduction of Internet products in the Japanese market. The Company's domestic and international sales are principally denominated in United States dollars. Movements in currency exchange rates did not have a material impact on the total revenue in the periods presented. However, there can be no assurance that future movements in currency exchange rates will not have a material adverse effect on the Company's future revenues and results of operations.

    GROSS PROFIT. Cost of revenues consists of direct materials, labor, overhead, freight, post customer support, royalties and contract manufacturing costs associated with the manufacturing of the Company's products. The Company believes that these and other factors will contribute to the fluctuations of gross profit as a percentage of revenue. Gross profit for the three month period ended March 31, 1997 increased as a percentage of net revenues to 68.7% from 55.5% for the corresponding period in the prior fiscal year. The Company's gross profit has varied quarter to quarter as a result of a number of factors including changes in customer and product mix, inventory write-offs due to new product releases, third party royalty obligations for the Company's Internet products and packaging revenues from the Company's Japanese distributor.

    SALES AND MARKETING. Sales and marketing expenses include sales commissions, compensation of sales and marketing personnel and cost of promotional activities. Sales and marketing expenses for the three month period ended March 31, 1997 increased to $1,459,000 or 142.6% of net revenues compared to $888,000 or 116.8% of revenues for the corresponding period in the prior year. The increase in sales and marketing expenses was primarily due to an increase in the use of direct mail, telemarketing, consultants, and channel promotions used in the continued promotion of the Company's Internet software tools and the activities associated with the launch of the Company's QuickSite
2.5 web authoring tool which was released in May, 1997. The Company expects that, if the Company obtains additional financing, sales and marketing expenses would increase in future periods because the Company would add sales and marketing personnel to support the anticipated introduction of new products and updated versions of the Company's existing products.

    RESEARCH AND DEVELOPMENT. Research and development expenses for the three month period ended March 31, 1997 increased to $731,000 or 71.5% of net revenues compared to $486,000 or 63.9% of revenues for the corresponding period in the prior year. The increase in research and development expenses was primarily due to a staffing increase for the development of QuickSite (including the custom version for IBM). In addition, the Company retained several consultants to aid in the development process. The Company expects that, if the Company obtains additional financing, research and development expenses would increase in future periods due to further development of the Company's new products and updated and cross platform versions of the Company's existing products.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the three month period ended March 31, 1997 decreased to $238,000 or 23.3% of net revenues compared to $769,000 or 101.2% of revenues for the corresponding period in the prior year. The decrease in general and administrative expenses was primarily attributable to a severance expense charge in the first quarter of 1996 of $505,000 relating to the departure of one of the Company's founders. The Company expects that, if the Company obtains additional financing, general and administrative expenses would increase in future periods to the extent that the Company expands its operations.

    INTEREST AND OTHER INCOME (EXPENSE). Interest and other income (expense) includes interest payable on the Company's Convertible Notes, amortization of the discounted conversion feature as of the issuance date of the Company's Convertible Notes and amortization of deferred costs incurred in connection with the issuance of such notes payable, offset by interest income earned on cash and cash equivalents. Interest expense increased by $817,000 to $820,000 during the first quarter of fiscal 1997 from $3,000 during the comparable 1996 period. This increase was primarily attributable to amortization of the discounted conversion feature of the Convertible Notes and the related deferred issuance costs which totaled $799,000 during the quarter ended March 31, 1997.

    PROVISION FOR INCOME TAXES. There was no provision for taxes during the three month periods ended March 31, 1997 and 1996 due to net operating losses and the availability of net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 1997, the Company had a working capital deficit of $1,464,000 and shareholders' deficit of $922,000. The Company has financed its operations primarily through private and public sales of equity securities, borrowings under a term loan and the private sale of debt securities. Since inception, the Company has received approximately $15 million in proceeds from private sales of preferred stock and convertible debt and from the Company's initial public offering of common stock.

    The Company used net cash in operations of $1,646,000 in 1995 and $4,618,000 in 1996. Net cash used in 1995 consisted primarily of a net loss of $2,632,000, an increase in accounts receivable of $642,000, largely because of significant sales of the Company's products in the last 30 days of the third quarter of 1995 with extended payment terms, a decrease in accounts payable of $751,000, partially offset by a $1,240,000 charge to operations from the acquisition of certain Internet technologies for the portion of the purchase price determined to be in-process technology and an increase in accrued liabilities of $670,000. Net cash used in 1996 consisted primarily of a net loss of $4,848,000.

    The Company used net cash in operations of $1,608,000 in the three month period ended March 31, 1997 and $1,035,000 for the corresponding period of the prior year. Net cash used in 1997 consisted primarily of a net loss of $2,521,000 which includes interest charges totaling $799,000 relating to the Convertible Notes amortized from the date of issuance through the earliest available conversion date of the Convertible Notes. Net cash used in 1996 consisted primarily of a net loss of $1,704,000 offset by an increase in accounts payable of $356,000 and the reserve returns of $231,000.

    The Company obtained net cash from financing activities of $6,499,000 in 1995 and $3,474,000 in 1996. Net cash obtained in 1995 consisted primarily of $5,143,000 in net proceeds from the Company's initial public offering of common stock and other equity financing. Net cash from financing activities in 1996 consisted primarily of $831,000 in net proceeds from the exercise of the overallotment from the initial public offering of common stock, proceeds resulting from the exercise of stock options and warrants of $1,609,000 and the issuance of Convertible Notes with net proceeds of $1,949,000 offset by the payment of $865,000 for prior notes payable.

    Net cash provided by financing activities totaled $21,000 in the three month period ended March 31, 1997 and $835,000 for the corresponding period of the prior year. Net cash from financing activities in 1997 consisted primarily of the exercise of stock options for $21,000. Net cash from financing activities in 1996 consisted primarily of $831,000 in net proceeds from the Company's overallotment from the initial public offering of common stock completed in 1995.

    For the year ended December 31, 1996 and the three month period ended March 31, 1997, the Company's capital expenditures totaled approximately $343,000 and $7,000, respectively, and were attributable to acquisitions of personal computer and computer workstation equipment used to support the Company's development efforts.

    In November and December of 1995, the Company acquired technology required to develop WebAnimator, QuickSite, and WebTools. The Company acquired the technologies for an aggregate purchase price of $1,690,000 of which $1,090,000 was to be paid in cash. As of December 31, 1996, $1,090,000 of these aggregate cash payments had been made. The Company recorded a charge of $1,240,000 to operations in 1995 from the acquisition of these technologies for the portion of the purchase price determined to be in-process technology.

    As of March 31, 1997 and May 31, 1997, the Company's cash and cash equivalents totaled approximately $1,548,000 and $650,000, respectively. See "Risk Factors -- Critical Need For Additional Capital; No Assurance of Future Financing." To the extent the Company continues to incur losses or grows in the future, its operating and investing activities will use cash and, consequently, such losses or growth will require the Company to obtain additional sources of financing. In addition, the Company's actual capital needs will depend upon numerous factors, including the progress of the Company's software development activities and the amount of cash generated from operations, none of which can be predicted with certainty. There can be no assurance that the Company will not require additional capital sooner than currently anticipated. Management is currently pursuing additional capital financing and the possible sale of assets including the DeltaGraph product line. However, recent attempts to secure equity and debt financing on acceptable terms have been unsuccessful. The Company has recently retained a financial advisor to assist it in raising additional equity capital. There can be no assurance that any additional required financing will be available to the Company on acceptable terms, or at all. If the Company is unable to obtain significant additional financing, or complete the divestiture of the DeltaGraph product line on acceptable terms, it will be required reduce discretionary spending in order to maintain operations at a reduced level, seek a merger partner or sell other assets. The inability to obtain required financing or reduce discretionary spending or sell assets would have a material adverse effect on the Company's business, financial condition and results of operation and would prevent the Company from continuing as a going concern. See "Risk Factors -- Critical Need for Additional Capital; No Assurance of Future Financing."

                                    BUSINESS

    DeltaPoint, Inc. ("DeltaPoint" or the "Company") develops and markets Internet software tools designed to allow users to effectively and easily create, manage and enhance sites on the Internet's World Wide Web. The Company introduced QuickSite 1.0 in February 1996 to enable novice and experienced site publishers to rapidly create, maintain and enhance robust Web sites. Since its introduction, the Company believes that QuickSite has received more awards than any other Web site creation and management tool, winning the PC WEEK Analyst's Choice award in March 1996, WINDOWS MAGAZINE recommended seal and the PC WEEK Labs IT Excellence Award in April 1996, and the PC COMPUTING 5 Star rating in June 1996. The Company introduced WebTools in March 1996 to allow developers, value-added resellers ("VARs") and corporate MIS directors to add Web publishing capabilities to existing applications and introduced WebAnimator in July 1996 to allow a broad range of Web users to easily add multimedia and interactive animation to a Web site. In September 1996 the Company introduced QuickSite Developer's Edition, a new high end version of QuickSite designed for professional Web developers and corporate Intranet developers. QuickSite Developer's Edition earned the PC COMPUTING 5 Star rating in February 1997. In addition, in May 1997 the Company introduced QuickSite 2.5, its updated version to QuickSite 1.0.

    A key element of the Company's objective of becoming a leading Internet software tools provider is to increase its strategic alliances with key partners. For example, the Company has entered into agreements with Sony, McGraw-Hill, Earthlink, Compaq and Netcom Interactive to distribute existing or planned versions of QuickSite with their products or services.

    Prior to 1996, the Company derived most of its revenues from the sale of charting and graphics software products such as DeltaGraph, an advanced multi-platform charting and graphics product. In 1996 and the first quarter of 1997, the Company derived approximately 62% and 59% of its product revenue from the sale of DeltaGraph products. The Company continues to deemphasize its charting and graphics products and expects that the Company may sell the DeltaGraph product line or, if the Company continues to sell DeltaGraph products, it will continue to represent a declining percentage of its business in the future.

BACKGROUND

    The rapid growth of the Internet, combined with the emergence of the World Wide Web, the graphical multimedia-rich portion of the Internet, has resulted in the development of the Internet as a new mass communications medium. The demand to access the World Wide Web has fueled the rapid growth and proliferation of "Web browsers," such as the Netscape Navigator and Microsoft Internet Explorer, which allow users to passively view information on the World Wide Web. In addition, search engines such as those provided by Yahoo! and InfoSeek simplify the process of locating information on the Web.

    Increasingly, however, Web users are no longer satisfied simply to browse and search the Web. The worldwide, cost-effective communication benefits of the Web are leading many individuals and organizations to actively "publish" information on the Web by creating a Web "site," a collection of individual Web pages, each hand-crafted using a relatively new and quickly evolving tagging language called HTML.

    Many large corporations, having already established sophisticated Web sites for external communications, and are now encouraging smaller internal groups and departments to build private "Intranet" Web sites. Small businesses, home-based businesses, individuals and others are also creating Web sites to reach target audiences.

    For many individuals and organizations, establishing a robust Web site remains a time-consuming and expensive proposition. The free-form nature of HTML has inhibited the emergence to date of a standard for HTML page creation. Further, an increasing number of competing extensions and modifications to the HTML language continue to be proposed, making it difficult for Web site publishers to support the latest technical advances.

    A first generation of third-party Web "page creation" tools has emerged. These limited-function tools focus on the creation of a single page at a time. Content within pages and between pages must be manually linked and manually maintained. Further, the content of the site has no inherent structural intelligence, making global changes, consistency of design and reorganization of sections difficult and time-consuming. A second generation of Web page creation tools, such as Microsoft's Front Page and NetObjects' Fusion, has also been introduced. Although this generation offers some ease-of-use improvements over the first generation, these products continue to be based on architectures that primarily emphasize the layout and design aspects of individual pages.

    The Company believes that a compelling Web site consists of a robust and growing collection of interrelated pages and links. As a result, the Company believes that effective software tools for creating and managing Web sites must not only simplify initial content creation but enable site authors to easily update, maintain, expand and manage their sites on an ongoing basis, regardless of whether the sites consist of five pages or 5,000 pages. Further, the Company believes that an open architecture is important to maintaining maximum flexibility as Internet standards emerge and evolve rapidly.

DELTAPOINT APPROACH

    The Company offers a family of products that enables Web site creators to easily and cost-effectively generate, manage and enhance Web content using a structured approach. QuickSite and QuickSite Developer's Edition, the Company's Web site creation and management products, utilize an advanced product design featuring a database architecture and incorporate a series of query-based "wizards" that guide the site developer through a "point and click" process that results in a completed, fully linked Web site structure in minutes. The Company's database design enables the automatic generation and maintenance of links between Web pages, eliminating or reducing the need for any programmer or technical intervention. Additionally, this approach enables all components of an entire Web site to be captured, collected and easily managed as fully indexed data objects within the database engine. The Company believes that its database approach to Web site creation and management provides fundamental advantages over existing page creation methodologies which will become increasingly apparent as the volume and complexity of content contained in the Web sites increases.

    The Company's Web site creation and management tools are designed with full client-side functionality to free the site designer from costly server connection time during the site creation and testing process. Further, these tools utilize an open architecture that provides browsers and server independence. The Company intends to incorporate this level of flexibility into all of its Internet software tools.

DELTAPOINT STRATEGY

    DeltaPoint's objective is to be a leading provider of scaleable Web site development and management software solutions for Web-based business environments. The Company's strategy for achieving this objective includes the following elements:

    CREATE BRAND AWARENESS. The Company intends to increase its brand awareness through a coordinated strategy of building brand equity in the QuickSite product name, emphasizing QuickSite's Web site management capabilities and database architecture, and demonstrating its growing acceptance through a growing array of relationships with industry leaders. Since March 1996, the Company has entered into agreements with companies such as Sony, McGraw-Hill, Earthlink, Compaq and Netcom Interactive. To build brand identity, the Company may also increase and expand its print and online advertising efforts and increase its participation in major industry conferences and trade shows.

    EXPAND DISTRIBUTION. The Company plans to expand distribution of its Internet software tools by increasing its retail distribution relationships to ensure wide commercial availability of its shrink-wrapped products and by partnering with alternative channel and vertical segment leaders, including distribution and co-marketing relationships with key PC manufacturers and Internet Service Providers (ISPs) that can increase market penetration and that offer revenue sharing business models.

    BROADEN PRODUCT OFFERING. The Company intends to identify and develop, license or acquire technologies or products to extend market position in two areas: Web site creation and Web site management. In the area of Web site creation, the Company intends to continue expanding the range of pre-designed templates, graphics, forms and wizards contained within the QuickSite product. The Company also plans to develop and market complementary content enhancement products, such as WebAnimator, which allow Web site creators to improve content through special effects. In the area of Web site management, the Company expects to continue to update and enhance the management features of QuickSite. In April, 1997, the Company signed a letter of intent for a proposed acquisition by it of Current Issues software, developed by InLet, Inc. for high-end web site management and maintenance. With this acquisition, the Company plans to take QuickSite to an extensible client-server web site management solution. See "-- Research and Development; and -- Proprietary Rights and Licenses."

    DEVELOP PRODUCTS THAT SUPPORT OPEN ARCHITECTURE. The Company plans to introduce Internet software tools based on an open, client-based architectures. The Company intends to develop Web products which will support any widely used Web browser, including Netscape Navigator and Microsoft Internet Explorer, as well as any major server software environment, including Windows NT, Netscape Commerce Server and Unix. Additionally, the Company plans to architech additional products that will enable the entire Web site creation process to occur on a client-side desktop personal computer.

    TARGET CORPORATE INTRANET MARKET. The design of the Company's Internet software tools enable them to be used with little or no modification in the corporate Intranet environment. The Company plans to develop and implement a focused effort to target the Intranet marketplace. Specifically, the Company plans to create a dedicated market development and sales team with specialized expertise in providing corporate solutions.

DELTAPOINT PRODUCTS

    The Company introduced five Internet software tools in 1996. QuickSite is designed as a low cost, easy to use Web site creation and management tool that is designed to enable novice and experienced site publishers to rapidly create, maintain and grow a robust Web site. QuickSite Developer's Edition offers additional functionality and is targeted for software programmers, Webmasters, commercial Web site developers and corporate Web site managers. WebTools has been designed to enable developers, VAR's and corporate MIS directors to add Web publishing capabilities to existing applications. WebAnimator is designed to allow a broad range of Web users to easily add multimedia and interactive animation to a Web site.

    The Company's charting and graphics software products currently include DeltaGraph, a cross platform application which is used to transform numerical data into charts and graphs.

    QUICKSITE

    In December 1995, the Company acquired an exclusive license to core technologies which serve as the basis for a family of Web site creation and management software tools. QuickSite, the first of these tools which began shipping to retail distributors on March 28, 1996, is designed to enable non-technical individuals and organizational users to rapidly create and efficiently manage a Web site. The following are the key attributes of the DeltaPoint solution:

    EASE OF SITE CREATION. The Company has designed a collection of site creation wizards aimed at eliminating the initial stumbling blocks encountered by novice Web site authors. These wizards guide the user through a point-and-click process that designs and builds an entire Web site, complete with page links, table of contents, and other important site creation elements such as e-mail return addresses, copyright notices, consistent menu designs and flags for pages containing special content. In the QuickSite 2.5 version, the Company has designed a module to speed the process of establishing a commerce presence on the web and also added a WYSIWYG (what you see is what you get) Layout Editor. The Company believes that QuickSite can significantly shorten the time required to design and build a Web site. Wizards also enable users to select and modify the stylistic elements of a site such as the colors and textures of backgrounds, graphics, headers and footers. By masking the complexities of HTML, Java and other site creation conventions, these wizards eliminate the requirement for Web site authors to develop specialized technical expertise before they can become productive.

    EASILY UPDATABLE CONTENT. The Company's product architecture passively enforces a Web structure such that as the author populates the site, content components are captured as data objects which are automatically indexed and stored within the product's database engine. As a result, content can be more quickly updated and global changes can be reflected through an entire Web site with a few simple keystrokes. Further, any content element, including text, graphics, data files, and images, can be stored and re-used, savings users time as they build additional sites or add to existing sites.

    EXTENSIBLE ARCHITECTURE. By employing a componentized architecture, the Company provides an extensible platform that can adapt as new technical innovations evolve. Tables, forms, and other new extensions to HTML, as well as user-definable functions, are supported through a point-and-click component library management system.

    BROWSER AND SERVER INDEPENDENCE. QuickSite supports most Web browsers, including Netscape Navigator and Microsoft Internet Explorer, which together are estimated to account for over 90% of the current marketplace. Additionally, QuickSite is architected to enable all the entire Web site creation process to occur on a client-side desktop personal computer. The Company believes that this client-biased approach provides several key advantages, including: (i) elimination of dependencies on any single third-party Internet or network-server technology; (ii) lower overall cost by eliminating the need to connect to a server for interim testing of an in-progress site; and (iii) reduced risk of investing in the "wrong" server environment.

    QUICKSITE DEVELOPER'S EDITION

    QuickSite Developer's Edition is designed for Internet Web site developers and corporate Intranet developers. The QuickSite Developer's Edition gives professional Web site developers significantly enhanced control over the web site creation and management process. Among the new features included in QuickSite Developer's Edition are: (i) support for the emerging WWW Consortium web style sheets standard; (ii) 3D Web Site Builder, a visual VRML (virtual reality mark-up language) creation tool from Virtus included with the product;
(iii) advanced web site automation, including the QuickScript scripting language, powerful page macros and unique caret technology that automate repetitive tasks that bog down large-scale projects; (iv) embedded "graphics factory" technology, based on a variety of DigitalStyle templates, that allows developers to create custom graphics and style elements on-the-fly, and also helps to enforce stylistic consistency throughout a site; and (v) sophisticated project reporting capabilities that help the developer track and document the on-going status of their work.

    WEBTOOLS

    WebTools is designed to allow database developers to add Web-enabling features to existing database applications. DeltaPoint will license WebTools to software development companies including Borland International in return for a license fee or royalty arrangement. Currently WebTools is available for Visual dBASE for Windows and for CA Clipper.

    WEBANIMATOR

    In November 1995, the Company acquired core technologies which serve as the basis for WebAnimator, a multimedia authoring tool for the Web from Richard Blum, d.b.a. Knowledge Vision ("Knowledge Vision"). WebAnimator is designed to enable a broad range of Web users to easily add multimedia and interactive animation to a Web site. The Company believes that WebAnimator represents an advance over current commercially available products by offering the following key attributes: (i) extensive use of predefined templates that will enable users to combine text, graphics and sound to produce multimedia rich content components; (ii) content components created in WebAnimator's native format are vector based and therefore are expected to be compressed to small files that can be quickly downloaded and played from within a Web browser; (iii) graphic objects in WebAnimator act as interactive buttons that enable users to branch to different Web site locations; and (iv) advanced digital sound and motion synchronization tools are expected to enable users to easily and accurately add sound and motion to an animated content component.

    GRAPHICS PRODUCTS

    The Company's charting and graphics software product, DeltaGraph, can be used as either a stand-alone product or as a complement to software programs such as spreadsheets, databases and presentation graphics. DeltaGraph offers a broad range of business, scientific and technical charts with flexible formatting features that enables charts to be fine tuned with high resolution output. Presentation tools such as slide show managers and outliners enhance DeltaGraph's functionality. DeltaGraph is primarily used by chemists, biologists, geologists, pharmacists, and professionals in the financial services, aerospace and publishing industries.

PRODUCTS UNDER DEVELOPMENT

    The Company believes that its future success depends in part on its ability to maintain and improve its core technologies, enhance and expand its products and develop new products that meet evolving customer requirements and industry standards. The Company's current efforts are focused on the development of products that further enhance development capabilities in the areas of Web site creation, Web site management and productivity software solutions for Web-based business environments.

COMPETITION

    The Company competes on the basis of certain factors, including product quality, first-to-market product capabilities, product performance, ease of use, customer support and price. The Company believes it currently competes favorably overall with respect to these factors.

    The markets in which the Company competes are highly competitive and characterized by rapid technological change, frequent new product introductions, short product lives, evolving industry standards and significant price erosion over the life of a product. The Company anticipates increased competition in these markets from both existing vendors and new market entrants. In the charting market, the Company has, to date, encountered competition primarily from larger vendors such as Adobe Systems Incorporated, Microsoft Corporation ("Microsoft"), Software Publishing Corporation, Lotus, Corel and Computer Associates International, Inc. In the structured drawing market, the Company has, to date, encountered competition primarily from larger vendors such as Corel, Visio and Micrografx Incorporated. In the Internet add-in market, the Company has encountered competition primarily from Netscape Communications Corporation, Macromedia, Inc., Adobe Systems Incorporated, Microsoft, NetObjects and Quarterdeck, Inc. IBM agreed in March 1997 to acquire a majority interest in NetObjects. In addition, the Company expects that existing vendors and new market entrants will develop products that will compete directly with the Company's products and that competition will increase significantly to the extent that markets for the Company's products grow. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Most of the Company's current and potential competitors have substantially greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than the Company. Because there are minimal barriers to entry into the software market, the Company believes sources of competition will continue to proliferate. The market for the Company's products is characterized by significant price competition, and the Company expects it will face increasing pricing pressures. There can be no assurance the Company will be able to maintain its historic pricing structure, and an inability to do so would adversely affect the Company's business, financial condition and results of operations. If the Company is unable to compete effectively against current and future competitors, the Company's business, financial condition and results of operations will be materially adversely affected.

    In the future, vendors of operating system software or other software (such as office or back office software suites) may continue to enhance their products (including separate products that are bundled together) to include functionality that is currently provided most often by Internet software tools such as the Company's current and planned products. This enhancement could be achieved through the addition of functionality to operating system software or other software or the bundling of Internet software tools with operating system software or other products. For example, Microsoft incorporates into its BackOffice product its web page creation software product, FrontPage. The inclusion of the functionality of the Company's products, and of the functionality of the Internet software tools, as standard features of operating system software or other software could render the Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable, or perceived to be comparable, to that of the Company's products. Furthermore, even if the Internet software tools functionality provided as standard features by operating systems or other software is more limited than that of the Company's products, there can be no assurance that a significant number of customers would not elect to accept such functionality in lieu of purchasing additional software. If the Company was unable to develop new Internet software tools products to further enhance operating systems or other software and to replace successfully any obsolete products, the Company's business, financial condition and results of operations would be materially adversely affected.

MARKETING AND SALES

    The Company markets and sells its products through the coordinated efforts of its corporate marketing department and its direct sales organization. For retail, the Company uses a two-tier distribution model with product sold through Ingram, TechData, Merisel and other distributors to more than 500 retail outlets such as Best Buy, Computer City, Comp USA, Egghead, Fry's and others. The Company intends to expand the number of U.S. retail locations in 1997 and will seek to selectively add major new distributors.

    Internationally, the Company's strategy is to work with highly-motivated publishers who can invest in a full array of local services including marketing and localization support as well as provide access to distribution. The Company will continue to localize its products first for the Japanese market, which accounted for 35% of revenues in 1995, 21% of revenues in 1996 and 33% of revenues in the three month period ended March 31, 1997. Furthermore, the Company intends to pursue the expansion of its international presence by establishing new partnerships in key European markets such as the U.K. and Germany.

    The Company also allows fully functional versions of many of its products to be downloaded from its secure Web site server (Deltapoint.com). The downloadable versions enable worldwide access to the products 24-hours a day and allow people to become productive with and reliant on the product functionality. Users are prompted to purchase a license to the product with a 30-day grace period after which encrypted technology within the downloadable versions automatically disables the product. The Company will promote and encourage the availability of its downloadable products.

    The Company pursues relationships and alliances with a broad spectrum of industry leaders. Distribution alliances in the PC manufacturing area have been announced with Compaq and Sony, and in the ISP marketplace with Netcom Interactive, Earthlink, and more than half a dozen regional ISPs. In addition, the Company has entered into an agreement with McGraw Hill which will offer site licenses to QuickSite to school districts and State Boards of Education. To address the developers market, the Company has established an alliance with Borland International, a leading provider of language tools for software programmers. Under the agreement, Borland licensed the Company's WebTools product and bundled a version of QuickSite with all Borland products through the end of 1996. The Company also has announced relationships with technology partners such as DigitalStyle, a leading maker of on-the-fly graphics generation tools, and Virtus, a leading developer of Virtual Reality Modeling Language technology for creating 3D Web sites. See "Strategic Alliances."

    Historically a significant portion of the Company's revenues have been derived from sales of upgrades of its DeltaGraph charting product to its user base through direct mail campaigns. As part of its continued focus on Internet software tools, the Company is focusing on strengthening its distribution network by adding distributors and retailers, and entering into additional partner relationships that will enhance the distribution of the Company's Internet products. In addition, the Company intends to continue to implement its OEM strategy by pursuing other major PC manufactures of the Sony and Compaq caliber.

    In support of its sales organization, the Company conducts a number of marketing programs intended to promote and market the Company's Internet products. These efforts include product advertising, public relations and press tours, trade show participation, direct mail and telemarketing campaigns, preparation of marketing collateral and participation in industry programs, user groups and forums. The Company also maintains a QuickSite Web site on the World Wide Web that contains information on its products, distribution channels, awards, personnel and other information relating to the Company.

    As of March 31, 1997, the Company had 12 employees in marketing and sales. For the three month period ended March 31, 1997, the Company spent $1.5 million or 142.6% of revenue for sales and marketing expenses compared to $0.9 million and 116.8% of revenue in the three month period ended March 31, 1996.

STRATEGIC ALLIANCES

    A key element of the Company's strategy is the continued creation and development of strategic alliances with key participants. The Company's goals in establishing these relationships are to create marketing alliances that will endorse and promote the Company's products to a larger potential customer base than can be reached through the Company's direct marketing efforts. To date the Company has entered into strategic alliances with companies such as Sony, McGraw-Hill, Earthlink, Compaq and Netcom Interactive.

    SONY. The Company entered into an agreement in June 1996 whereby Sony will pre-install a custom version of the Company's QuickSite product on its new line of Vaio personal computer systems. This version of the product incorporates an encrypted algorithm that allows the Sony customers to use the full functionality of the product for a 30-day trial period after which the user is required to purchase the product electronically from DeltaPoint for continued use. In December 1996, an addendum to the contract was done. This agreement allows for Sony to pre-install and ship an unencrypted version of QuickSite on the Vaio personal computers. A royalty will be paid for each unit sold.

    MCGRAW-HILL SCHOOL SYSTEMS. In June 1996, the Company entered into an agreement under which McGraw-Hill will market and distribute QuickSite products and site licenses to the education sector, including school districts and state boards of education.

    EARTHLINK. The Company entered into an agreement in June 1996 with Earthlink, a leading Internet Service Provider, under which the companies will perform mutually beneficial cross-bundling and cross merchandising. Earthlink has agreed to purchase a minimum number of QuickSite licenses.

    COMPAQ. In July 1996, the Company entered into an agreement under with Compaq will offer QuickSite as part of an optional software bundle on one of its Pressario systems and has rights to bundle on other platforms for a per unit license fee.

    NETCOM INTERACTIVE. The Company entered into an agreement with Netcom Interactive in July 1996 under which the companies intend to cooperate on a custom developed, jointly marketed integrated offering.

    Many of these relationships are in the early stages of development and have not yet resulted in material revenue for the Company. Generally, existing agreements outlining the Company's alliances do not impose significant financial obligations or liabilities on either party and have terms no longer than one year. There can be no assurance these relationships will successfully develop to the extent that they will contribute materially to the Company's financial results in the future.

RESEARCH AND DEVELOPMENT

    Historically, the Company has licensed or acquired core technologies and has expended its development expertise on transforming these technologies into commercially viable, easy-to-use products. In November 1995, the Company acquired core technology including source code and related documentation, required to develop WebAnimator from KnowledgeVision. The purchase price for the technology was $250,000, payable in installments. The Company will also pay a royalty based on net revenue from sales of WebAnimator, subject to a maximum. Under the terms of the acquisition agreement, the individual will work as a consultant to the Company to assist in developing WebAnimator.

    In December 1995, the Company acquired core technology, including source code and related documentation, required to develop QuickSite, from Global Technologies and from certain individuals. The purchase price for the technology was (i) $800,000 in cash, payable in installments and (ii) the issuance of 100,000 shares of Common Stock. The Company will also pay a royalty during the first two years of commercial shipments of QuickSite based on net revenues from sales of QuickSite, subject to a maximum and subject to the right of the Company to pay a portion of the royalty in its Common Stock. Pursuant to the agreement, the individual became an employee of the Company to assist in the development of QuickSite.

    On April 16, 1997, the Company entered into a Letter of Intent with InLet Divestiture Corp. ("IDC"), InLet, Inc. ("InLet") and certain individuals pursuant to which the Company would purchase all of the capital stock of IDC, whose sole significant asset is Current Issues software (including source code and related documentation). The purchase price would be (i) $825,000 in cash, payable in installments, and (ii) the issuance of 260,000 shares of the Company's Common Stock. The Company would also pay a royalty to InLet in an amount equal to 5% (five percent) of the net revenues from all sales, leases, licenses, sublicenses or other transactions pursuant to which units of the software product are distributed. Half of the amount of royalties would be paid in the Company's Common Stock. Pending the closing of the purchase, the Company and IDC are negotiating an OEM agreement which would grant the Company the exclusive right to distribute the software product. The letter of intent contemplates that if the closing of the purchase does not occur, the OEM agreement would continue in effect. Both parties' obligations to consummate the purchase are contingent upon the closing of an equity financing by the Company within 90 days of the date of the letter of intent. Consummation of the transactions contemplated in the letter of intent (the "InLet Transactions") is subject to certain additional conditions, including negotiation of a definitive purchase agreement and other agreements. There can be no assurance that the InLet Transactions will be consummated. Even if the InLet Transactions are consummated, there can be no assurance that the acquired technology can be successfully developed or integrated into the Company's current technology on a timely basis or at all, or that products based on this technology will receive market acceptance. Failure to successfully consummate the Inlet Transactions, develop the acquired technology or integrate the acquired technology into the Company's website creation and management technology or market products based upon the acquired technology could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Dependence on Success of InLet Transactions."

    The Company has made substantial investments in research and development through both internal development and technology acquisition. The Company believes its future performance will depend in large part on its ability to maintain and enhance its current product line, develop new products, maintain technological competitiveness and meet an expanding range of customer requirements.

    As of March 31, 1997 the Company had 19 employees in its research and development organization. The Company's research and development expenses for the three month periods ended March 31, 1997 and 1996 were $731,000 and $486,000, respectively. If the Company obtains additional financing, the Company plans to continue to make significant investments in research and development. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROPRIETARY RIGHTS AND LICENSES

    The Company relies on a combination of copyright, trademark, trade secret laws, confidentiality procedures and other intellectual property protection methods to protect its proprietary rights. The Company owns certain registered trademarks in the United States and abroad. Although the Company relies to a great extent on trade secret protection for much of its technology, and generally obtains written confidentiality agreements from its employees, there can be no assurance that third parties will not independently develop the same or similar technology, obtain unauthorized access to the Company's proprietary technology or misuse the technology to which the Company has granted access. The Company believes that, due to the rapid proliferation of new technology in the industry, legal protection through means such as the patent and copyright laws will be less influential on the Company's ability to compete than such factors as the creativity of its development staff and its ability to develop new markets and to service its customers. The Company licenses its products to individual end users primarily under "shrink wrap" license agreements that are included in products shipped by the Company and that are not signed by the licensees and therefore may be unenforceable under the laws of certain jurisdictions. These agreements provide that by breaking the "shrink wrap" a software purchaser agrees to be bound by the terms and conditions of the license agreement.

    There has been substantial industry litigation regarding patent, trademark and other intellectual property rights involving technology companies. In the future, litigation may be necessary to enforce any patents issued to the Company, to protect trade secrets, trademarks and other intellectual property rights owned by the Company, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and result in a diversion of management's attention, which could have material adverse effects on the Company's business, financial condition and results of operations.

Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Limited Intellectual Property Protection."

    The laws of certain foreign countries treat the protection of proprietary rights of the Company in its products differently from those in the United States, and in many cases the protection afforded by such foreign laws is weaker than in the United States. The Company believes that its products and their use do not infringe the proprietary rights of third parties. There can be no assurance, however, that infringement claims will not successfully be made.

    The Company has received and will continue to receive from time to time communications from third parties asserting infringement upon intellectual property rights of such parties as a result of either features or content of its software products. Although the Company is not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that the Company will not become involved in such proceedings for which the ultimate resolution could have a material adverse effect on the Company's business financial condition and results of operations.

    In March 1997, the Company entered into an agreement with Unisys Corporation ("Unisys") pursuant to which the Company has licensed a patent which would require the Company to pay Unisys a license fee of 0.45% of the Company's revenues from the sale of each product covered by such license agreement, subject to a minimum license fee of ten cents ($0.10) for each such product. The products subject to this agreement are QuickSite version 2.5, WebAnimator and Graphics Tools.

    In June 1992, the Company entered into an agreement (the "Halcyon License Agreement") with Halcyon Software, Inc. ("Halcyon") pursuant to which Halcyon granted the Company a non-exclusive, perpetual, sub-licensable license to prepare, make, reproduce, use, perform, modify, adapt, sell or otherwise dispose of or distribute the following programs and derivative works thereof, whether or not in combination with or incorporated into any other product: Snap, Thumbnail, Viewer, Conversion, Trace and Paint (the "Products"). The Company pays Halcyon a royalty equal to two to five percent of the Company's net revenues received from sales of the Products, depending on the extent to which the Products incorporate technology not provided by Halcyon. To date, the Company has paid Halcyon non-refundable license fees in the amount of $150,000. No further royalty payments are payable until accrued royalty payments exceed $150,000. Pursuant to the Halcyon License Agreement, in November 1992 the Company granted Don Hsi an option to purchase 18,867 shares of Common Stock at an exercise price of $6.63 per share. The option lapsed on February 20, 1996 without being exercised. The Halcyon License Agreement has an indefinite term, but is terminable at the Company's option upon written notice if the Company determines in good faith that it is not technically and commercially advantageous to continue with a Product.

    The Company has also licensed from Altura Software Inc. ("Altura") the Mac2Win Software for use in creating a Windows platform version of DeltaGraph and WebAnimator. The Company was granted a non-exclusive license to copy, distribute and sublicense the Mac2Win Software only when packaged with, and as part of, DeltaGraph and WebAnimator ported to run on the Windows platforms. The Company has made a series of payments to Altura in the total amount of $72,000. License fees of $6,000 per month are payable by the Company in advance during each month the agreement remains in effect. The Company also pays a royalty equal to three percent of net revenues received from sales of DeltaGraph and WebAnimator ported for the Windows platform with a first year minimum of $36,000 and a minimum of $48,000 for the next two years. The license agreement is terminable by the Company upon 30 days prior written notice and the payment of all amounts owed to Altura.

    In November 1995, the Company acquired core technology, including source code and related documentation, required to develop WebAnimator from Knowledge Vision. The purchase price for the technology was $250,000, payable in installments. The Company will also pay a royalty based on net revenues from sales of WebAnimator, if any, subject to a maximum. Under the terms of the acquisition agreement, the individual works as a consultant to the Company to assist in developing WebAnimator.

    In December 1995, the Company acquired core technology, including source code and related documentation, required to develop QuickSite, from Global Technologies Corporation, and an individual. The purchase price for the technology was (i) $800,000 in cash, payable in installments, and (ii) the issuance of 100,000 shares of the Company's Common Stock. The Company will also pay a royalty during the first two years of commercial shipments of QuickSite based on net revenues from sales of QuickSite, if any, subject to a maximum and subject to the right of the Company to pay a portion of the royalty in Common Stock. Pursuant to the agreement, the individual became an employee of the Company to assist in developing QuickSite.

    On April 16, 1997, the Company entered into a Letter of Intent with IDC, InLet and certain individuals pursuant to which the Company would purchase all of the capital stock of IDC, whose sole significant asset is Current Issue software (including source code and related documentation). The purchase price would be (i) $825,000 in cash, payable in installments, and (ii) the issuance of 260,000 shares of the Company's Common Stock. The Company would also pay a royalty to InLet in an amount equal to five percent of the net revenues from all sales, leases, licenses, sublicenses or other transactions pursuant to which units of the software product are distributed. Half of the amount of royalties would be paid in the Company's Common Stock. Pending the closing of the purchase, the Company and IDC are negotiating an OEM agreement which would grant the Company the exclusive right to distribute the software product. The letter of intent contemplates that if the closing of the purchase does not occur, the OEM agreement would continue in effect. Both parties' obligations to consummate the purchase are contingent upon the closing of an equity financing by the Company within 90 days of the date of the letter of intent. Consummation of the InLet Transactions is subject to certain additional conditions, including negotiation of a definitive purchase agreement and other agreements. There can be no assurance that the InLet Transactions will be consummated.

FACILITIES

    The Company currently leases an approximately 12,000 square foot office suite located at 22 Lower Ragsdale Drive, Monterey, California under a lease that expires in September 1998 with a monthly rental of approximately $16,200. The Company holds an option to renew such lease at the end of the initial term for an additional three year term. The Company believes that these new facilities will be adequate to meet its requirements for the near term and that additional space will be available on commercially reasonable terms if needed.

LEGAL PROCEEDINGS

    There are no material pending legal proceedings against the Company.

EMPLOYEES

    As of March 31, 1997, DeltaPoint had 46 full-time employees located throughout the United States. This number includes 25 persons in Research and Development and Technical Support, 12 persons in Marketing, Sales and Sales Support and 9 persons in Operations and Finance. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. DeltaPoint believes that its relations with its employees are good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The current executive officers and directors of the Company, and their ages as of May 15, 1997 are as follows:

NAME                                  AGE                 POSITION
------------------------------------  ----  ------------------------------------
Jeffrey F. Ait......................   40   Chief Executive Officer and Director

Donald B. Witmer....................   43   Chief Operating Officer, Chief
                                            Financial Officer and Director

William G. Pryor....................   46   Vice President of Development and
                                            Director

John Hummer.........................   49   Director

Patrick Grady.......................   29   Director

    MR. AIT joined the Company in March 1997 as Chief Executive Officer. From January 1996 until March 1997 he served as Vice President of Internet at the Santa Cruz Organization, Inc. ("SCO"), a software developer and publisher. From October 1995 until January 1996 he served as Vice President of acquisitions at SCO. From October 1993 until October 1995 he served as Vice President of Sales and Marketing at SCO and as Vice President of SCO's Government Systems Group from August 1990 through October 1993.

    MR. WITMER joined the Company as Vice President of Finance and Administration and Chief Financial Officer in November 1995, became a director of the Company in December 1995 and became Chief Operating Officer in February 1996. From 1990 to 1995 he served as controller and then Chief Financial Officer of Catalyst Semiconductor, Inc. From 1987 to 1990, Mr. Witmer served as an accountant for Price Waterhouse LLP, independent accountants. Prior to joining Price Waterhouse LLP, Mr. Witmer was a senior controller at United Technologies and a legislative analyst for the State of Montana. Mr. Witmer holds a B.A. in History from Northern Montana College and an M.B.A. from the University of Montana. Mr. Witmer is a Certified Public Accountant.

    MR. PRYOR co-founded the Company in February 1989 and has served as Vice President of Development since such time to the present. Mr. Pryor was a director of the Company from the Company's inception through March 1997. From June 1988 to February 1989, Mr. Pryor served as a Director of Product Development at Access Technology, Inc. From May 1986 to June 1988, he served as Vice President of Research and Development at Working Software, a developer of word processing software. Prior thereto, Mr. Pryor served as President of Pryority Software, an entertainment software publisher. Mr. Pryor holds an A.A. in Liberal Arts from the Monterey Peninsula College.

    MR. HUMMER has been a director of the Company since October 1990. In 1989, Mr. Hummer founded, and is currently a partner at, Hummer Winblad Venture Partners. Mr. Hummer serves as a director of several privately held companies including Books That Work, Centerview Software and Netgravity. From April 1991 to February 1995 he was a director of Powersoft Corporation prior to its acquisition by Sybase Incorporated and from August 1990 to April 1995 he was a director of Wind River Systems, Inc. Mr. Hummer received a B.A. in English from Princeton University and an M.B.A. from the Stanford Graduate School of Business.

    MR. GRADY became a director of the Company in August 1996. Mr. Grady is currently Managing Director, Venture Capital of H.J. Meyers & Co. Inc. From June 1993 to March 1996 Mr. Grady served as Senior Vice President of Corporate Finance at H.J. Meyers & Co., Inc. from March 1991 to May 1993 he was Vice President of Corporate Finance at Josephthal, Lyon & Ross. Mr. Grady serves as a director of Borealis Technology Corp. an enterprise wide sales force automation software company & SoloPoint, Inc. a provider of small office/home office communication products.

    Directors receive reimbursement of expenses incurred in attending Board meetings. Except as otherwise described in this Prospectus, the Company has not paid cash or other compensation to its directors. See "-- 1995 Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the Company's two former Chief Executive Officer and two other executive officers who earned salary and bonus for the 1996 fiscal year in excess of $100,000 (collectively, the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries for that fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                         -------------
                                                                                            AWARDS
                                                                                         -------------
                                                ANNUAL COMPENSATION                        NUMBER OF
                             ----------------------------------------------------------   SECURITIES
                                                                         OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR       SALARY($)       BONUS($)     COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
---------------------------  ---------  --------------  -------------  ----------------  -------------  ----------------
John J. Ambrose (1)               1996  $    78,461     $   25,000(2)   $     4,500(3)        145,000    $         26(4)
  Chief Executive Officer,        1995            0              0                0                 0               0
  and Director

Raymond R. Kingman, Jr. (5)       1996       32,000              0              900(6)              0         141,253(7)
  Chairman of the Board,          1995      108,000              0            4,708(6)        100,000              66(4)
  President and Chief
  Executive Officer

Donald B. Witmer                  1996      120,000              0           30,000(8)         50,000             251(4)
  Chief Operating Officer,        1995       19,845(9)           0            5,000(8)        135,000               0
  Chief Financial Officer
  and Director

William G. Pryor                  1996      104,950              0                0                 0              87(4)
  Vice President of               1995       92,500              0                0           100,000              87(4)
  Development and Director

------------------------

(1) Mr. Ambrose served as the Company's Chief Executive Officer from April 22, 1996 through March 27, 1997.

(2) Represents a signing bonus of $25,000.

(3) Represents a $500 per month car allowance.

(4) Represents life insurance premiums made by the Company with respect to insurance policies on the lives of Messrs. Ambrose, Kingman, Witmer and Pryor.

(5) Mr. Kingman resigned as Chief Executive Officer and a director of the Company, effective April 5, 1996.

(6) Represents a $300 per month car allowance.

(7) Represents a $22 life insurance premium and a severance payment of $141,231.

(8) Represents a $2,000 per month housing allowance and a $500 per month car allowance.

(9) Mr. Witmer joined the Company in November 1995.

EMPLOYMENT CONTRACTS

    On November 10, 1995, the Company entered into employment agreements with Raymond R. Kingman, Jr., who served as President and Chief Executive Officer of the Company until his resignation as an officer and director on April 5, 1996, and William G. Pryor, Vice President of Development. The agreements provide for a grant to each individual of an option to purchase 100,000 shares of Common Stock at an exercise price of $3.50 per share. The option is immediately exercisable but subject to a right of repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests in a series of equal monthly installments over 36 months, beginning on the one-month anniversary of the grant date, and lapses in full upon a specified Change in Control of the Company. A Change in Control includes liquidation or dissolution of the Company or a merger or consolidation in which at least fifty percent (50%) of the Company's shares are transferred to an entity different than the entity holding such shares prior to such Change in Control. Each option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of service with the Company. The agreement also provides that each of Messrs. Kingman and Pryor will receive a severance payment in the amount of six to twelve months of his base salary and other benefits if his employment is terminated in certain circumstances, such as an involuntary termination other than for cause (six months base salary) or an involuntary termination within twenty-four months of a Change in Control (twelve months base salary).

    In November, 1995, the Company entered into an employment agreement with Donald B. Witmer, pursuant to which Mr. Witmer became Vice President of Finance and Administration and Chief Financial Officer of the Company. The agreement provides for an annual salary of $120,000, a $2,000 per month housing allowance and a $500 per month car allowance. The agreement also provides for a grant of an option to purchase 135,000 shares of Common Stock at an exercise price of $3.50 per share. The option is immediately exercisable but subject to a right of repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests in a series of equal monthly installments over 36 months, beginning on the date Mr. Witmer commences employment, and lapses in full upon a specified Change in Control of the Company, as defined above. The option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of service with the Company. The agreement also provides that Mr. Witmer will receive a severance payment in the amount of six to twelve months of his base salary and other benefits if his employment is terminated in certain circumstances, such as an involuntary termination other than for cause (six months base salary plus bonus and other benefits) or an involuntary termination within twenty-four months of a Change in Control (twelve months base salary plus bonus and other benefits).

    In March 1996 John J. Ambrose executed an offer letter with the Company, pursuant to which Mr. Ambrose became Chief Executive Officer in April 1996. The offer letter provides for an annual salary of $120,000, a signing bonus of $25,000 and a grant of an option to purchase 145,000 shares of Common Stock.

    John Ambrose's service as Chief Executive Officer and a director of the Company ceased on March 27, 1997. The Company and Mr. Ambrose are currently in negotiations concerning this matter. Although there can be no assurance as to the outcome of the negotiations, the Company does not believe that this matter will have a material adverse effect.

    On April 5, 1996, the Company entered into a Separation Agreement and Release with Mr. Kingman in connection with his resignation which, among other things, provided for certain payments and other financial compensation. Pursuant to the Separation Agreement, the Company agreed to pay Mr. Kingman a severance payment of $108,000 and to accelerate vesting of 62,500 of his 100,000-share option grant. The Company also agreed to provide continued health care for a period of up to 12 months.

    On March 24, 1997, Jeffrey F. Ait executed an offer letter with the Company pursuant to which Mr. Ait became Chief Executive Officer of the Company. The offer letter provides for an annual salary of $165,000 and for the grant of options to purchase an aggregate of 225,000 shares of common stock at an exercise price equal to the fair market value per share on the date the options are granted. The options will become exercisable for 25% of the shares after one year of service and for the balance in equal monthly installments over the next 36 months of service. If Mr. Ait's employment with the Company is terminated for reasons other than cause within six months following a specified change in control of the Company, the letter provides that Mr. Ait's base salary shall continue to be paid for one year following his last day of employment. All stock options vest in full and become exercisable as to all of the shares immediately prior to a specified change in control of the Company. A change of control includes the acquisition by any person of at least 50% of the total outstanding voting securities of the Company, or a merger or consolidation of the Company (other than a merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total outstanding voting securities of the Company or the surviving entity), or a liquidation of the Company or the sale of all of the Company's assets.

EXECUTIVE BONUS PLAN

    The Company plans to adopt a bonus plan for executive officers that would provide for payment of cash bonuses based on individual and overall Company performance in 1997. Aggregate bonuses payable under the plan would not exceed 10% of the Company's 1997 net income. Adoption of the plan is subject to approval by the Company's Compensation Committee.

STOCK OPTION INFORMATION

    The following table contains information concerning stock option grants made to the Named Officers during the year ended December 31, 1996. No stock appreciation rights were granted to these individuals during such year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    INDIVIDUAL GRANTS (1)
                                                                    -----------------------------------------------------
                                                                     NUMBER OF
                                                                    SECURITIES     % OF TOTAL      EXERCISE
                                                                    UNDERLYING   OPTIONS GRANTED     PRICE
                                                                      OPTIONS    TO EMPLOYEES IN    ($/SH)     EXPIRATION
NAME                                                                  GRANTED      FISCAL YEAR        (2)         DATE
------------------------------------------------------------------  -----------  ---------------  -----------  ----------
John J. Ambrose...................................................     145,000            33%      $    9.50     04/21/06
Raymond R. Kingman, Jr............................................           0             0               0       --
Donald B. Witmer..................................................      10,000             2%           9.50     04/21/06
Donald B. Witmer..................................................      40,000             9%           7.50     11/03/06
William G. Pryor..................................................           0             0               0       --

------------------------

(1) Each of the options listed in the table is immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests in a series of equal monthly installments over thirty-six months of service commencing on the date of grant of the option. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant. Each option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.

(2) In March 1997, the Board of Directors approved a repricing of all options granted under the Company's stock option plans that were outstanding on such date and had an exercise price in excess of the fair market value on such date of $2.25 per share. This option repricing resulted in the cancellation of all the options granted in the last fiscal year to the named officers and a regrant of options for the same number of shares at an exercise price of $2.25 per share.

(3) The exercise price may be paid in cash, in previously held shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares through a third party. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

    The following table sets forth information concerning option holdings for the year ended December 31, 1996 with respect to each of the Named Officers. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                                   VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED              IN-THE-MONEY OPTIONS
                                                              OPTIONS AT FISCAL YEAR END          AT FISCAL YEAR END (1)
                             SHARES ACQUIRED     VALUE     --------------------------------  --------------------------------
NAME                         ON EXERCISE(#)   REALIZED($)  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------  ---------------  -----------  -----------  -------------------  -----------  -------------------
John J. Ambrose............             0     $         0     145,000                0       $         0               0
Raymond R. Kingman, Jr.....        72,000         379,517       5,894                0             4,028               0
Donald B. Witmer...........             0               0     185,000                0           337,500               0
William G. Pryor...........             0               0     101,894                0           250,000               0

------------------------

(1) Based on the closing price per share of the Company's Common Stock as listed on the Nasdaq Small Cap Market as of December 31, 1996 of $6.00, less the per share exercise price.

1990 KEY EMPLOYEE INCENTIVE STOCK OPTION PLAN

    The Company's 1990 Key Employee Incentive Stock Option Plan (the "1990 Plan") was originally adopted by the Board of Directors and approved by the Company's shareholders effective July 1, 1990 and was restated by the Board on June 17, 1992, which restatement was approved by the shareholders on August 27, 1992. The 1990 Plan authorizes for issuance 38,922 shares of Common Stock. As of March 31, 1997, 2,143 shares had been issued under the 1990 Plan, options to purchase an aggregate of 33,720 shares were outstanding and 3,059 shares remained available for future grant. Shares of Common Stock subject to outstanding options which expire or terminate prior to exercise will be available for future issuance under the 1990 Plan.

    Under the 1990 Plan, key employees (including officers) may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock at an exercise price not less than the fair market value of such shares on the grant date. Options granted under the 1990 Plan become exercisable for 25% of the option shares on the first anniversary of the grant date and for the balance of the shares in 36 equal monthly installments thereafter, unless otherwise provided by the plan administrator. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, a reorganization, a liquidation or otherwise, each outstanding option shall become immediately exercisable in full for all of the option shares. Each such option shall thereupon terminate. Each option shall have a maximum term of ten (10) years.

    The 1990 Plan may be administered by the Board or the Compensation Committee of the Board. The plan administrator has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a non-statutory option under the Federal tax laws, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding.

    The exercise price for options granted under the 1990 Plan may be paid in cash or in outstanding shares of Common Stock.

    The Board may amend or modify the 1990 Plan at any time. Certain amendments require shareholder approval. The 1990 Plan will terminate on June 30, 2000, unless sooner terminated by the Board.

1992 NON-STATUTORY STOCK OPTION PLAN

    The Company's 1992 Non-Statutory Stock Option Plan (the "1992 Plan") was originally adopted by the Board of Directors and approved by the Company's shareholders effective July 1, 1992 and was restated by the Board on June 17, 1992, which restatement was approved by the shareholders on August 27, 1992. The 1992 Plan authorizes for issuance 28,301 shares of Common Stock. As of March 31, 1997, no shares had been issued under the 1992 Plan, options to purchase an aggregate of 13,780 shares were outstanding and 14,521 shares remained available for future grant. Shares of Common Stock subject to outstanding options which expire or terminate prior to exercise will be available for future issuance under the 1992 Plan.

    Under the 1992 Plan, key employees (including officers) and consultants of the Company or of any subsidiary and certain entities may, at the discretion of the plan administrator, be granted non-statutory options to purchase shares of Common Stock at an exercise price not less than the fair market value of such shares on the grant date. Options granted under the 1992 Plan are fully vested and immediately exercisable on the grant date. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, a reorganization, a liquidation or otherwise, each outstanding option shall thereupon terminate. In no event, may an option have a term of more than five (5) years.

    The 1992 Plan may be administered by the Board or the Compensation Committee of the Board. The plan administrator has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant and the terms and conditions of exercise with respect to each option grant.

    The exercise price for options granted under the 1992 Plan may be paid in cash, in outstanding shares of Common Stock, or through the net exercise of the option. Shares may be deducted from the shares to be issued upon exercise of an option granted under the 1992 Plan to satisfy the optionee's income tax withholding obligations. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares.

    The plan administrator has the authority to effect, from time to time, the cancellation of outstanding options under the 1992 Plan, in exchange for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    The Board may amend or modify the 1992 Plan at any time. Certain amendments require shareholder approval. The 1992 Plan will terminate on June 30, 2002, unless sooner terminated by the Board.

1995 STOCK OPTION PLAN

    The Company's 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board of Directors on November 8, 1995, and approved by the shareholders of the Company in December, 1995. The Company initially reserved 620,000 shares of Common Stock for issuance under the 1995 Plan. On February 15, 1996 and April 22, 1996, the Board of Directors approved a share increase of 200,000 shares to be reserved for issuance under the 1995 Plan to a total of 820,000 shares, which share increase was subsequently approved by the Company's shareholders at the 1996 annual meeting. On March 21, 1997, the Board of Directors approved a share increase of 400,000 shares to be reserved for issuance under the 1995 Plan to a total of 1,220,000 shares, subject to shareholder approval at the 1997 annual meeting. As of March 31, 1997, 85,333 shares had been issued under the 1995 Plan, options for 733,837 shares were outstanding and 400,830 shares remained available for future grant under the 1995 Plan, assuming that the shareholders will approve the 400,000 share increase at the

1997 annual meeting. Shares of Common Stock subject to outstanding options which expire or terminate prior to exercise will be available for future issuance under the 1995 Plan.

    Under the 1995 Plan, employees (including officers) and independent consultants may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value of such shares on the grant date. Non-employee members of the Board of Directors will be eligible solely for automatic option grants under the 1995 Plan.

    The 1995 Plan may be administered by the Compensation Committee of the Board. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a non-statutory option under the Federal tax laws, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding. In no event, however, may any one participant in the 1995 Plan acquire shares of Common Stock under the 1995 Plan in excess of 360,000 shares of Common Stock.

    The exercise price for options granted under the 1995 Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares. The Compensation Committee may also permit the optionee to pay the exercise price through a promissory note payable in installments over a period of years. The amount financed may include any Federal or state income and employment taxes incurred by reason of the option exercise.

    Each option granted to an officer of the Company subject to the short-swing profit restrictions of the Federal securities laws includes a special stock appreciation right that provides that, upon the acquisition of more than 50% of the Company's outstanding voting stock pursuant to a hostile tender offer, such option, if outstanding for at least six months, may be surrendered to the Company in exchange for a cash distribution to the officer based upon the tender offer price per share of Common Stock at the time subject to the surrendered option.

    The Compensation Committee has the authority to effect, from time to time, the cancellation of outstanding options under the 1995 Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    In the event the Company is acquired by merger, consolidation or asset sale, except as provided otherwise in specific option grants, the shares of Common Stock subject to each option outstanding at the time under the 1995 Plan will immediately vest in full, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the acquiring entity, and options will accelerate to the extent not assumed by the acquiring entity. The Compensation Committee also has discretion to provide for the acceleration of one or more outstanding options under the 1995 Plan and the vesting of shares subject to outstanding options upon the occurrence of certain hostile tender offers. Such accelerated vesting may be conditioned upon the subsequent termination of the affected optionee's service.

    Under the automatic grant program, each individual who first joins the Board as a non-employee director on or after the effective date of the 1995 Plan will receive at that time, an automatic option grant for 20,000 shares of Common Stock. In addition, at each annual shareholders meeting, beginning in 1997, each non-employee director will automatically be granted at that meeting, whether or not he or she is standing for re-election at that particular meeting, a stock option to purchase 1,000 shares of Common Stock, provided such individual has served on the Board for at least six months prior to such meeting. Each option will have an exercise price equal to the fair market value of the Common Stock on the automatic grant date and a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. Each option will be immediately exercisable for all of the shares but the shares will be subject to repurchase at original cost. The repurchase right shall lapse and the optionee vest in a series of three equal annual installments over the optionee's period of Board service, beginning one year from the grant date. However, vesting of the shares will automatically accelerate upon (i) an acquisition of the Company by merger, consolidation or asset sale, (ii) a hostile take-over of the Company effected by tender offer for more than 50% of the outstanding voting stock or proxy contest for Board membership or (iii) the death or disability of the optionee while serving as a Board member.

    In the event that more than 50% of the Company's outstanding voting stock were to be acquired pursuant to a hostile tender offer, each automatic option grant that has been outstanding for at least six months may be surrendered by the optionee in return for a cash distribution from the Company based upon the tender offer price per share of Common Stock at the time subject to the canceled option.

    The Board may amend or modify the 1995 Plan at any time. The 1995 Plan will terminate on November 7, 2005, unless sooner terminated by the Board.

401(k) PLAN

    During 1992, the Company established a deferred compensation plan (the "401(k) Plan") pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), whereby substantially all employees are eligible to contribute up to 20% of their pre-tax earnings, not to exceed amounts allowed under the Code. The Company may make contributions to the 401(k) Plan at the discretion of the Board of Directors. No Company contributions have been made to the 401(k) Plan by the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company has adopted provisions in its Restated Articles of Incorporation that eliminate to the fullest extent permissible under California law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH FOUNDERS

    On May 31, 1994, the Company entered into a Software Acquisition Agreement with Cary Wyman, a founder, pursuant to which Mr. Wyman acquired all the rights, title and interest in and to certain software products. In addition, the Company received from Mr. Wyman all of Mr. Wyman's right, title and interest in and to 11,792 shares of DeltaPoint's Common Stock previously owned and held by and in the name of Mr. Wyman.

PRIVATE PLACEMENT TRANSACTIONS

    The Company has issued and sold the following securities to persons who are principal shareholders or directors of the Company. Each share of Series A, Series B, Series C and Series D Preferred Stock was affected by a one-for-5.3 reverse stock split before giving effect to the conversion of such outstanding Preferred Stock upon the closing of the Company's initial public offering in December 1995 (the "IPO"):

                                         SHARES OF    SHARES OF    SHARES OF    SHARES OF    WARRANTS TO   SHARES OF COMMON
                                         SERIES A     SERIES B     SERIES C     SERIES D      PURCHASE     STOCK ISSUED UPON
                                         PREFERRED    PREFERRED    PREFERRED    PREFERRED      COMMON       PROMISSORY NOTE
             INVESTOR (1)                STOCK (2)    STOCK (3)    STOCK (4)    STOCK (5)     STOCK (6)     CONVERSION (7)
--------------------------------------  -----------  -----------  -----------  -----------  -------------  -----------------
Entities Affiliated with Hummer
  Winblad Venture Partners (8)........      55,341       22,641       43,620       26,801        27,629           31,667
Entities Affiliated with Oak
  Investment Partners V. Fund, L.P....      --           60,377       34,269       48,242        45,209           31,667

------------------------------
(1) Shares held by all affiliated persons and entities have been aggregated. See "Principal and Selling Shareholders."

(2) The shares were issued in October 1990. The per share purchase for the Series A Preferred Stock was $18.10 per share.

(3) The shares were issued in June 1992. The per share purchase price for the Series B Preferred Stock was $33.13.

(4) The shares were issued in April 1994. The per share purchase price for the Series C Preferred Stock was $5.78.

(5) The shares were issued in May 1995. The per share purchase price for the Series D Preferred Stock was $9.33. The consideration paid for such stock was a combination of cash and cancellation of indebtedness.

(6) The warrants were issued in March 1992, March 1993 and May 1995.

(7) Represents shares of Common Stock issued upon the conversion of the notes at a conversion price of $3.25 per share. Of the $300,000 principal amount of the notes, $150,000 was issued to Hummer Winblad Venture Partners ("Hummer Winblad Ventures") and an affiliate and $150,000 was issued to Oak Investment Partners V., L.P. ("Oak Investment") and an affiliate. In November 1995, Hummer Winblad Ventures and Oak Investment and their respective affiliates agreed to convert the principal amount of said notes, plus accrued interest, into an aggregate of 63,334 shares of Common Stock. In consideration for such agreement, in November 1995 the Company issued each of Hummer Winblad Ventures and Oak Investment warrants to purchase 31,667 shares of Common Stock exercisable at a price of $7.20 per share for a period of 30 months following December 26, 1995 and at a price of $8.40 per share thereafter through November 6, 2000. See "Description of Capital Stock -- Convertible Notes and Warrants."

(8) Mr. Hummer, an affiliate of Hummer Winblad Venture Partners and Hummer Winblad Technology Fund ("Hummer Winblad Technology"), is a director of the Company.

    In November 1995, the Company issued 125,000 units (the "Unit Offering"), each unit consisting of two shares of Series E Preferred Stock and a warrant to purchase one share of Common Stock, for $8.00 per unit. Each share of Series E Preferred Stock converted into one share of Common Stock upon the closing of the Company's initial public offering in December, 1995. Hummer Winblad Ventures purchased 3,125 units, Oak Investment purchased 6,113 units and its affiliate, Oak V Affiliates Fund, L.P. ("Oak Affiliates") purchased 137 units. American High Growth Equities Retirement Fund Trust purchased 50,000 units. See "Description of Capital Stock -- Warrants and Convertible Notes."

    In November 1996, the Company issued 30,970 shares of Common Stock to Oak Investment, 697 shares of Common Stock to Oak Affiliates, 30,084 shares of Common Stock to Hummer Winblad Ventures and 1,583 shares of Common Stock to Hummer Winblad Technology, all pursuant to the conversion of the notes described in the chart and footnote 7 above.

    In December 1996, the Company issued an aggregate of 145,547 shares of Common Stock to Oak Investment and Oak Affiliates at a price of $5.00 per share pursuant to the exercise of warrants, including the warrants described in the chart and footnote 7 above, of which warrants to purchase 62,421 shares were acquired from Hummer Winblad Ventures and Hummer Winblad Technology.

    In December 1996, the Company issued $2,000,000 in principal amount of 6% subordinated convertible debentures (the "Convertible Notes") to High Risk Opportunities Hub Fund Ltd. ("HRO") pursuant to the Debt Financing (as defined below). In April and May, 1997, HRO converted $336,050 in principal amount of Convertible Notes into an aggregate of 198,000 shares of Common Stock, at an average conversion price of $1.70 per share. The principal balance of such Convertible Notes outstanding at May 15, 1997 is convertible, at the option of the holder, into 1,331,160 shares of Common Stock, based on an assumed conversion price of $1.25 per share; provided, however, that the holder may not convert Convertible Notes, without the Company's prior written consent, if such conversion would cause such holder's aggregate ownership of the Company's capital stock to exceed 4.9% of the Company's then issued and outstanding capital stock. In May 1997, the Company entered into an agreement with HRO pursuant to which HRO would exchange the entire outstanding principal balance of such Convertible Notes for shares of Series A Preferred. The Registration Statement of which this Prospectus is a part has been filed pursuant to this agreement. See "Description of Capital Stock -- Warrants and Convertible Notes and -- Preferred Stock." The holders of Common Stock will suffer immediate and significant dilution to their percentage ownership of the Common Stock upon the conversion of the Convertible Notes or the Series A Preferred (following HRO's exchange of its Convertible Notes for Series A Preferred). See "Risk Factors -- Dilution Upon Conversion of Convertible Notes/Series A Preferred Stock Held by HRO and AHG."

    The Company believes that the foregoing transactions were in its best interests. All future transactions by the Company with officers, directors, 5% shareholders and their affiliates will be entered into only if the Company believes that such transactions are reasonably expected to benefit the Company and the terms of such transactions are no less favorable to the Company than could be obtained from unaffiliated parties.

H.J. MEYERS & CO., INC.

    Patrick W. Grady, a director of the Company, is a Managing Director Venture Capital of H.J. Meyers & Co., Inc. ("H.J. Meyers"). The Company retained H.J. Meyers to act as placement agent in connection with the Unit Offering. For acting as placement agent, H.J. Meyers received a fee of 10% of the aggregate proceeds from the Unit Offering and a non-accountable expense allowance of 3% of such gross proceeds. The Company also agreed to indemnity H.J. Meyers for certain liabilities, including those arising under the Securities Act, for serving as placement agent. The Company also retained H.J. Meyers as managing underwriter in the IPO. For acting as managing underwriter, H.J. Meyers received a portion of the 6% underwriting commission, a non-accountable expense allowance equal to 2.5% of the gross proceeds from the IPO and a warrant to purchase 110,000 shares of Common Stock exercisable for a four-year period commencing December 20, 1996. The exercise price of the Representative's Warrant is $7.20 per share. The Company has granted the holder of the Representative's Warrant certain registration rights with respect to the warrant and the shares of Common Stock issuable upon its exercise. The Company also agreed to indemnify H.J. Meyers for certain liabilities, including those arising under the Securities Act, for serving as managing underwriter.

    The Company also retained H.J. Meyers to act as placement agent in connection with the Debt Financing. Under the terms of the placement agent agreement, H.J. Meyers is entitled to receive a placement fee of 7% of the gross proceeds from the Debt Financing, reimbursement of accountable expenses of 1% of such gross proceeds and the placement agent's warrant to purchase 16,538 shares of Common Stock at an exercise price of $6.50 per share. The Company has agreed to grant the holder of the Placement Agent's Warrant certain registration rights with respect to the Placement Agent's Warrant and the shares of Common Stock issuable upon its exercise. See "Description of Capital Stock -- Registration Rights." The Company has also agreed to indemnify H.J. Meyers for certain liabilities, including those arising under the Securities Act, for serving as placement agent in connection with the Debt Financing.

REPRICING OF STOCK OPTIONS

    See Note 2 to "Management -- Option Grants in Last Fiscal Year" for a description of the repricing of options granted under the Stock Option Plans.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 15, 1997, and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                                                SHARES BENEFICIALLY
                                                                                                       OWNED
                                                                                               ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                                            NUMBER      PERCENT
---------------------------------------------------------------------------------------------  ---------  -----------
Entities affiliated with
Hummer Winblad Venture Partners (1)..........................................................    186,321        6.7%
  5900 Hollis St., Suite R
  Emeryville, CA 94608

Entities affiliated with Oak Investment
 Partners V, L.P. (2)........................................................................    332,601       12.0%

  One Gorham Island
  Westport, CT 06880

Jeffrey F. Ait (3)...........................................................................    244,000        8.2%

  c/o DeltaPoint, Inc.
  22 Lower Ragsdale Drive
  Monterey, CA 93940

William G. Pryor (4).........................................................................    142,535        5.0%

  c/o DeltaPoint, Inc.
  22 Lower Ragsdale Drive
  Monterey, CA 93940

Donald B. Witmer (5).........................................................................    203,750        6.9%

  c/o Delta Point, Inc.
  22 Lower Ragsdale Drive
  Monterey, CA 93940

John Hummer (1)..............................................................................    186,321        6.7%

Patrick W. Grady (6).........................................................................    146,538        5.0%

All directors and executive officers as a group (5 persons) (7)..............................    923,144       26.9%

------------------------

 * Less than 1%.

(1) Consists of 181,877 shares of Common Stock held by Hummer Winblad Venture Partners and 4,444 shares of Common Stock held by Hummer Winblad Technology Fund ("Hummer Winblad Technology"). Mr. Hummer, a director of the Company, is a General Partner of Hummer Winblad Equity Partners, which is the General Partner of Hummer Winblad Venture Partners and Hummer Winblad Technology. Mr. Hummer disclaims beneficial ownership of the securities held by these entities except to the extent of his pecuniary interest therein arising from his general partnership interest in Hummer Winblad Equity Partners.

(2) Consists of 325,289 shares of Common Stock, held by Oak Investment Partners V, L.P. ("Oak Investment") and 7,312 shares of Common Stock held by Oak V Affiliates Fund, L.P. ("Oak Affiliates"). Edward F. Glassmeyer is a general partner of Oak Investment and Oak Affiliates. Mr. Glassmeyer disclaims beneficial ownership of the securities held by these entities, except to the extent of his pecuniary interest therein arising from his general partnership in Oak Investment. See "Description of Capital Stock -- Convertible Notes and Warrants." Oak Affiliates is an affiliate of Oak Investment.

(3) Includes 225,000 shares of Common Stock subject to a stock option granted in March 1997 which is currently exercisable or exercisable within sixty (60) days after May 15, 1997.

(4) Includes 101,894 shares of Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days after May 15, 1997, including an option to purchase 100,000 shares of Common Stock granted on November 10, 1995 that is immediately exercisable but subject to a right of repurchase upon termination of employment that lapses in equal monthly installments over 36 months and lapses in full upon a specified change in control. See "Management -- Stock Option Information."

(5) Consists of 12,500 shares of Common Stock, an immediately exercisable Warrant to purchase 6,250 shares of Common Stock and an option to purchase 135,000, 10,000 and 40,000 shares of Common Stock, respectively granted on November 10, 1995, April 22, 1996 and November 4, 1996, respectively that is immediately exercisable but subject to a right of repurchase upon termination of employment that lapses in equal monthly installments over 36 months and lapses in full upon a specified change in control. See "Management -- Employment Contracts."

(6) Includes an option to purchase 20,000 shares of Common Stock granted on August 13, 1996 that is immediately exercisable but subject to a right of repurchase upon termination of service as a director that lapses in equal annual installments over three years and lapses in full on a specified change in control. See "Management -- 1995 Stock Option Plan." Also includes 110,000 shares of Common Stock that may be acquired by H.J. Meyers upon exercise of the Representative's Warrant commencing on December 20, 1996 and 16,538 shares of Common Stock that may be acquired by H.J. Meyers upon exercise of the Placement Agent's Warrant issued in the Debt Financing. Mr. Grady, a director of the Company, is a Managing Director -- Venture Capital of H.J. Meyers. Mr. Grady disclaims beneficial ownership of the securities that may be acquired by H.J. Meyers except to the extent of his pecuniary interest therein.

(7) Consists of 258,462 shares of Common Stock, immediately exercisable warrants to purchase 132,788 shares of Common Stock and 531,894 shares of Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days of May 15, 1997.

                          DESCRIPTION OF CAPITAL STOCK

    As of May 15, 1997 the Company is authorized to issue 25,000,000 shares of Common Stock, no par value, and 4,000,000 shares of Preferred Stock, no par value.

COMMON STOCK

    As of May 15, 1997, there were 2,762,873 shares of Common Stock outstanding held of record by approximately 49 shareholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. In the election of directors, however, cumulative voting is authorized for all shareholders if any shareholder gives notice at a meeting, prior to voting for the election of directors, of his or her intention to cumulate votes. Subject to the prior rights of holders of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

    At the closing of the Company's IPO in December 1995, all previously outstanding shares of Preferred Stock were converted into Common Stock. As of May 15, 1997, the Company is authorized to issue up to 4,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

    In May 1997, the Company entered into a Series A Preferred Stock Purchase Agreement (the "Series A Purchase Agreement") with High Risk Opportunities Hub Fund, Ltd. ("HRO"), the holder of a Convertible Note issued by the Company in the original principal amount of $2,000,000, pursuant to which HRO agreed to exchange the entire then-outstanding principal amount of such Convertible Note for shares of Series A Preferred Stock (the "Series A Preferred") at a purchase price of $1,000 per share. The Series A Purchase Agreement contains a covenant by HRO not to convert any shares of Series A Preferred without the prior written consent of the Company where such conversion would result in HRO being deemed the beneficial owner of more than 4.9% of any class of the Company's equity securities. The Company has agreed not to consummate any private placement financing so long as HRO holds any share of Series A Preferred. The consummation of the exchange transaction described above is contingent upon the effectiveness of a registration statement registering the shares of Common Stock issuable upon conversion of the Series A Preferred. The Registration Statement of which this Prospectus is a part has been filed pursuant to the Series A Purchase Agreement.

    On May 8, 1997, in connection with the Series A Transaction, the Company filed an Amended and Restated Certificate of Determination of Series A Preferred Stock (the "Certificate of Determination") with the California Secretary of State. The Certificate of Determination authorizes 2,500 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible, at any time, at the option of the holder, into the number of shares of the Company's Common Stock determined by dividing $1,000 by the lower of (i) 80% of the average of the fair market value of the Common Stock for the five business days prior to the conversion date, or (ii) $3.50 per share. The conversion price is subject to adjustment in certain circumstances. The shares of Series A Preferred are also automatically convertible into Common Stock on the second anniversary of their issue date or, if earlier, upon the occurrence of certain other events. The holders of Series A Preferred are entitled to cumulative dividends at an annual rate of $90.00 per share, payable quarterly. Dividends are payable in cash or, at the Company's election, in shares of Common Stock valued at 80% of the average fair market value thereof for the five business days prior to the day on which dividends are payable. Upon liquidation of the Company or a merger of the Company that results in the transfer of 50% or more of the voting power of the Company or the sale of all or substantially all of the Company's assets, holders of Series A Preferred are entitled to receive $1,000 per share plus any accrued but unpaid dividends. The holders of Common Stock will suffer immediate and significant dilution to their percentage ownership of the Common Stock upon the conversion of the Convertible Notes or the Series A Preferred (following HRO's exchange of its Convertible Notes for Series A Preferred). See "Risk Factors -- Dilution Upon Conversion of Convertible Notes/Series A Preferred Stock Held by HRO and AHG."

WARRANTS AND CONVERTIBLE NOTES

    The Company issued warrants to purchase an aggregate of 125,000 shares of Common Stock on November 6, 1995. The warrants are exercisable for a five-year period commencing on November 6, 1995. The exercise price of the warrants is $7.20 per share of Common Stock through June 26, 1998 and $8.40 per share of Common Stock thereafter through November 6, 2000. The warrants contain anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The warrants do not entitle the holder thereof to any rights as a shareholder of the Company until the warrants are exercised and shares are purchased thereunder. The warrants and the shares of Common Stock issuable upon exercise thereof may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Registration Statement of which this Prospectus forms a part covers those of such warrants that remain outstanding and the shares of Common Stock issuable upon the exercise thereof. Of such warrants, warrants to purchase an aggregate of 53,125 shares were exercised during December, 1996 and warrants to purchase an aggregate of 71,875 shares were outstanding at May 15, 1997.

    The Company issued to the Representative the Representative's Warrant to purchase for investment a maximum of 110,000 shares of Common Stock. The Representative's Warrant is exercisable for a four-year period commencing December 20, 1996. The exercise price of the Representative's Warrant will be $7.20 per share. The Representative's Warrant will not be transferable prior to its exercise date except to officers of the Representative and members of the selling group and officers and partners thereof. The Representative's Warrant contains anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The Representative's Warrant does not entitle the Representative to any rights as a shareholder of the Company until such warrant is exercised and shares are purchased thereunder. The Representative's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission either an amendment to the registration statement filed upon the initial public offering of the Company in December, 1995 or a separate registration statement, the Representative has the right during the five-year period which commenced on December 19, 1995 to include in such amendment or registration statement Representative's Warrant and the shares of Common Stock issuable upon its exercise at no expense to the Representative Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the warrant which is made during the exercise period of the warrant, the Company will, on two separate occasions, register the warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of such Warrant.

    The Company also retained H.J. Meyers to act as placement agent in connection with the Debt Financing. Under the terms of the placement agent agreement, H.J. Meyers received a placement fee of 7% of the gross proceeds from the Debt Financing, reimbursement of accountable expenses of 1% of such gross proceeds and the Placement Agent's Warrant. The Placement Agent's Warrant is for the purchase of 16,538 shares of Common Stock . The warrant is exercisable for five years and will have an exercise price of $6.50 per share. The Company has agreed to grant the holder of the warrant certain registration rights with respect to the warrant and the shares of Common Stock issuable upon its exercise.

    In December 1996, the Company raised approximately $1,949,000 in net proceeds from the sale and issuance of the Convertible Notes to HRO and one other investor (the "Debt Financing"). The Company issued $2,150,000 principal amount of Convertible Notes that are convertible at the option of the holders thereof, in whole or in part, into shares of Common Stock, at a conversion price (the "Conversion Price") equal to the lower of (i) 80% of the average closing bid price of the Common Stock, as publicly reported, for the five business days prior to the business day on which notice of conversion is transmitted by the note holder (or, in the event of automatic conversion, as described below, five business days prior to the business day on which the conversion is deemed to take place) or (ii) $6.70. All unconverted Convertible Notes will convert automatically into Common Stock at the Conversion Price on the second anniversary of the Debt Financing closing, or earlier in the event of a merger of the Company into another entity, a change in control of the Company or a sale of all or substantially all the Company's assets. The Conversion Price is subject to adjustment in certain circumstances. The Convertible Notes may be redeemed by the Company at 120% of the principal amount being redeemed, plus accrued interest, at the Company's sole election if the average closing offer price for the Common Stock for any five-day period is below $4.00. Moreover, no holder may convert any principal amount of Convertible Notes, without the Company's prior written consent, if such conversion would cause such holder's aggregate ownership of the Company's capital stock to exceed 4.9% of the Company's then issued and outstanding capital stock. During April and May, 1997, the holders of Convertible Notes converted $448,550 in principal amount of Convertible Notes into 273,000 shares of Common Stock. As of May 15, 1997, $1,701,450 in aggregate principal amount of Convertible Notes remains outstanding. If the Series A Transaction is consummated, $37,500 in principal amount of Convertible Notes would remain outstanding.

    The holders of Common Stock will suffer immediate and significant dilution to their percentage ownership of the Common Stock upon the conversion of the Convertible Notes or the Series A Preferred (following HRO's exchange of its Convertible Notes for Series A Preferred). See "Risk Factors -- Dilution Upon Conversion of Convertible Notes/Series A Preferred Stock Held by HRO and AHG."

REGISTRATION RIGHTS

    The Company is filing a post-effective amendment to a registration statement on Form SB-2 (No. 333-17733) covering the resale of 298,396 shares of outstanding Common Stock issued upon conversion of Series D Preferred Stock, conversion of certain promissory notes and issued in the Global Technologies transaction. The Company is also filing a post-effective amendment to a registration statement on Form SB-2 covering the resale of 262,922 outstanding shares of Common Stock, 71,875 shares of Common Stock issuable upon exercise of outstanding warrants, and 71,875 outstanding warrants. These registration statements are being filed pursuant to the terms of the agreements governing the issuance of the Common Stock issued or issuable pursuant thereto. Such agreements require the Company to use its best efforts to maintain the effectiveness of these registration statements for varying periods of time.

    The Company has also granted registration rights to the holder of the Representatives' Warrant, which provide such holder with certain rights to register such warrant and the shares of Common Stock underlying such warrant. See "Certain Transactions -- H.J. Meyers, Inc." and "Description of Capital Stock -- Warrants and Convertible Notes."

    The Company has agreed that, if it files a registration statement covering its equity securities, the Placement Agent shall have the right, during the five-year period beginning on the date of issuance of the Placement Agent's Warrant, to include in such registration statement the shares issuable upon exercise of the Placement Agent's Warrant. The Company has agreed to maintain the effectiveness of such registration as long as such shares remain outstanding. 16,538 shares of Common Stock will be issuable upon exercise of the Placement Agent's Warrant issued in the Debt Financing.

    In addition, the letter of intent with respect to the InLet Transactions contemplates that InLet would have registration rights with respect to the shares of Common Stock issuable to InLet.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock. See "Risk Factors -- Shares Eligible for Future Sale" and "Description of Capital Stock -- Registration Rights."

                                 LEGAL MATTERS

    The validity of the shares offered hereby has been passed upon for the Company by Wilson, Sonsini, Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

    The financial statements as of December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, as described in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                DELTAPOINT, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              ------
Report of Independent Accountants...........................    F-2

Balance Sheet as of December 31, 1995 and 1996 and March 31,
  1997 (unaudited)..........................................    F-3

Statement of Operations for the Years Ended December 31,
  1995 and 1996 and for the three months ended March 31,
  1996 and 1997 (unaudited).................................    F-4

Statement of Shareholders' Equity (Deficit) for the Years
  Ended December 31, 1995 and 1996 and for the three months
  ended March 31, 1997 (unaudited)..........................    F-5

Statement of Cash Flows for the Years Ended December 31,
  1995 and 1996 and for the three months ended March 31,
  1996 and 1997 (unaudited).................................    F-6

Notes to Financial Statements...............................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of DeltaPoint, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DeltaPoint, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit of $13,666,000 and has incurred recent significant losses that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP

San Jose, California
January 27, 1997, except for the first paragraph of Note 11, which is as of February 26, 1997, and the second paragraphs of Note 1 and
 Note 11, which are as of March 25, 1997.

                                DELTAPOINT, INC.

                                 BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       DECEMBER 31              MARCH 31
                                                              -----------------------------   -------------
                                                                  1995            1996            1997
                                                              -------------   -------------   -------------
                                                                                               (UNAUDITED)
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................     $    4,629      $    3,142      $   1,548
  Accounts receivable, net of allowance for doubtful
    accounts of $259, $118 and $118.........................          1,225           1,904          1,577
  Inventories...............................................            182             133            100
  Prepaid expenses and other current assets.................            194             557            326
                                                              -------------   -------------   -------------
    Total current assets....................................          6,230           5,736          3,551
Property and equipment, net.................................             49             277            252
Purchased software, net.....................................            438             299            261
Deposits and other assets...................................             47              34             29
                                                              -------------   -------------   -------------
                                                                 $    6,764      $    6,346      $   4,093
                                                              -------------   -------------   -------------
                                                              -------------   -------------   -------------

                                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................     $      665      $    1,238      $   1,389
  Accrued liabilities.......................................          1,337           1,146            993
  Reserve for returns.......................................            398             771            483
  Notes payable.............................................            865           2,150          2,150
  Current portion of capital lease obligations..............             50        --              --
                                                              -------------   -------------   -------------
    Total current liabilities...............................          3,315           5,305          5,015
Commitments and contingencies (Note 6)

Shareholders' equity (deficit):
  Preferred stock, no par value, 4,000,000 shares
    authorized, none issued or outstanding..................       --              --              --
  Common stock, no par value, 25,000,000 shares authorized,
    2,025,243, 2,485,540 and 2,489,873 shares were issued
    and outstanding.........................................         12,267          14,707         15,265
  Accumulated deficit.......................................         (8,818)        (13,666)       (16,187)
                                                              -------------   -------------   -------------
    Total shareholders' equity (deficit)....................          3,449           1,041           (922)
                                                              -------------   -------------   -------------
                                                                 $    6,764      $    6,346      $   4,093
                                                              -------------   -------------   -------------
                                                              -------------   -------------   -------------

   The accompanying notes are an integral part of these financial statements.

                                DELTAPOINT, INC.

                            STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            YEAR ENDED        THREE MONTHS ENDED
                                                                           DECEMBER 31             MARCH 31
                                                                       --------------------  --------------------
                                                                         1995       1996       1996       1997
                                                                       ---------  ---------  ---------  ---------
                                                                                                 (UNAUDITED)
Net revenues.........................................................  $   4,043  $   4,950  $     760  $   1,023
Cost of revenues.....................................................      1,337      1,181        338        320
                                                                       ---------  ---------  ---------  ---------
  Gross profit.......................................................      2,706      3,769        422        703
                                                                       ---------  ---------  ---------  ---------
Operating expenses:
  Sales and marketing................................................      1,922      4,685        888      1,459
  Research and development...........................................      2,036      2,618        486        731
  General and administrative.........................................      1,234      1,388        769        238
                                                                       ---------  ---------  ---------  ---------
                                                                           5,192      8,691      2,143      2,428
                                                                       ---------  ---------  ---------  ---------
Loss from operations.................................................     (2,486)    (4,922)    (1,721)    (1,725)
Interest and other (expense) income..................................       (146)        74         17       (796)
                                                                       ---------  ---------  ---------  ---------
Net loss.............................................................  $  (2,632) $  (4,848) $  (1,704) $  (2,521)
                                                                       ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------
Net loss per share...................................................  $   (2.42) $   (2.17) $   (0.79) $   (1.01)
                                                                       ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------
Shares and share equivalents used in per share calculations..........      1,086      2,231      2,170      2,489
                                                                       ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                                DELTAPOINT, INC.

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      COMMON STOCK
                                                                 ----------------------  ACCUMULATED
                                                                   SHARES      AMOUNT      DEFICIT       TOTAL
                                                                 -----------  ---------  ------------  ---------
Balance at December 31, 1994...................................      182,717  $     145   $   (6,186)  $  (6,041)
  Exercise of stock options....................................          382          1       --               1
  Issuance of warrants.........................................      --               6       --               6
  Sale of common stock.........................................    1,100,000      5,143       --           5,143
  Issuance of common stock for acquisition of purchased
    technology.................................................      100,000        600       --             600
  Conversion of mandatorily redeemable convertible preferred
    stock......................................................      578,810      5,992       --           5,992
  Conversion of notes payable and accrued interest.............       63,334        380       --             380
  Net loss.....................................................      --          --           (2,632)     (2,632)
                                                                 -----------  ---------  ------------  ---------
Balance at December 31, 1995...................................    2,025,243     12,267       (8,818)      3,449
  Issuance of common stock.....................................      379,297      1,797       --           1,797
  Exercise of stock options....................................       81,000        643       --             643
  Net loss.....................................................      --          --           (4,848)     (4,848)
                                                                 -----------  ---------  ------------  ---------
Balance at December 31, 1996...................................    2,485,540     14,707      (13,666)      1,041
  Exercise of stock options (unaudited)........................        4,333         21       --              21
  Discounted conversion feature of notes payable (unaudited)...      --             537       --             537
  Net loss (unaudited).........................................      --          --           (2,521)     (2,521)
                                                                 -----------  ---------  ------------  ---------
Balance at March 31, 1997 (unaudited)..........................    2,489,873  $  15,265   $  (16,187)  $    (922)
                                                                 -----------  ---------  ------------  ---------
                                                                 -----------  ---------  ------------  ---------

   The accompanying notes are an integral part of these financial statements.

                                DELTAPOINT, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                            YEAR ENDED        THREE MONTHS ENDED
                                                                           DECEMBER 31,           MARCH 31,
                                                                       --------------------  --------------------
                                                                         1995       1996       1996       1997
                                                                       ---------  ---------  ---------  ---------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................................................  $  (2,632) $  (4,848) $  (1,704) $  (2,521)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization....................................        163        254         37         70
    In process research and development..............................      1,240     --         --         --
    Amortization of discounted conversion feature of notes payable...     --         --         --            537
    Other............................................................         40     --         --         --
    Change in assets and liabilities:
      Accounts receivable............................................       (642)      (679)        46        327
      Inventories....................................................         44         49         52         33
      Prepaid expenses and other current assets......................       (113)      (162)       (36)       231
      Accounts payable...............................................       (751)       573        356        151
      Accrued liabilities............................................        670       (191)       (32)      (153)
      Reserve for returns............................................        326        373        231       (288)
      Deposits and other assets......................................          9         13         15          5
                                                                       ---------  ---------  ---------  ---------
        Net cash used in operating activities........................     (1,646)    (4,618)    (1,035)    (1,608)
                                                                       ---------  ---------  ---------  ---------
Cash flows used in investing activities:
  Acquisition of property and equipment..............................        (29)      (340)      (205)        (7)
  Acquisition of purchased software..................................       (225)        (3)    --         --
                                                                       ---------  ---------  ---------  ---------
        Net cash used in investing activities........................       (254)      (343)      (205)        (7)
                                                                       ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock, net.....................      1,815     --         --         --
  Proceeds from issuance of common stock and warrants, net...........      5,150      2,440        831         21
  Proceeds from issuance of notes payable, net.......................     --          1,949     --         --
  Repayment of notes payable.........................................       (289)      (865)    --         --
  Repayment of capitalized lease obligations.........................       (177)       (50)         4     --
                                                                       ---------  ---------  ---------  ---------
        Net cash provided by financing activities....................      6,499      3,474        835         21
                                                                       ---------  ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents.....................      4,599     (1,487)      (405)    (1,594)
Cash and cash equivalents at beginning of year.......................         30      4,629      4,629      3,142
                                                                       ---------  ---------  ---------  ---------
Cash and cash equivalents at end of year.............................  $   4,629  $   3,142  $   4,224  $   1,548
                                                                       ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                                DELTAPOINT, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

    Founded in 1989, DeltaPoint, Inc. (the Company), has headquarters in Monterey, California, and distribution partners in the United States, Europe, Japan, and Asia-Pacific. DeltaPoint, Inc. provides developers of individual, corporate and commercial Web sites with advanced Web site creation and management tools based on database component technology. In addition, the Company provides visualization software products that are designed to facilitate the collection, interpretation and management of business and technical information across multiple computing environments.

    At December 31, 1996, the Company has an accumulated deficit of $13,666,000 and has incurred significant recent losses from operations. The Company plans to continue to develop and introduce updated versions of its existing products and to continue to promote its Web tools software products. There can be no assurance that the Company will not incur additional losses until its planned and existing products generate significant revenues. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Additional equity or debt financing and/or potential asset sales will be required to enable the Company to continue its operations and achieve its plans for 1997 and beyond. Management is currently pursuing additional capital financing although recent attempts to secure such financing on acceptable terms have been unsuccessful (see Note 11). If the Company is unable to obtain financing or successfully execute an asset sale, it will be required to reduce discretionary spending in order to maintain operations at a reduced level. Management believes that it will be able to reduce discretionary spending if required. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

    The following is a summary of the Company's significant accounting policies:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 91-1 (SOP 91-1) on Software Revenue Recognition.

    Software product sales are recognized upon shipment of the product, net of appropriate allowances for estimated returns. Revenues from software royalty and packaging agreements are recognized upon shipment of a master copy of the software product and packaging if no significant vendor obligations remain under the terms of the agreements, any amounts paid are nonrefundable and collection is probable. Payments received in advance of revenue recognition are recorded as deferred revenue. The Company grants distributors and resellers certain rights of return, price protection and stock rotation rights on unsold merchandise. Accordingly, reserves for estimated future returns, credits for price protection and stock rotation rights are accrued upon shipment based upon historical experience.

    The Company provides a limited amount of free telephone technical support to customers. These activities are generally considered insignificant post contract customer support obligations. Estimated costs of these activities are accrued at the time of product shipment.

                                DELTAPOINT, INC.

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) Revenue from international customers, primarily in Japan accounted for 40%,
26%, 13% and 37% of net revenues in 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively. Sales to customers in excess of 10% of net revenues is presented below:

                                                                               THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER
                                                                31,                MARCH 31,
                                                        --------------------  --------------------
                                                          1995       1996       1996       1997
                                                        ---------  ---------  ---------  ---------
Customer A............................................        35%        21%         6%        33%
Customer B............................................        13%        30%        23%        12%
Customer C............................................         --         --         --        15%

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Included in the cash equivalent balance at December 31, 1996, were $1,000,000 in certificates of deposit. The Company did not have any short-term investments outstanding at December 31, 1995 and 1996.

    STOCK BASED COMPENSATION

    The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans, as permitted by the Financial Accounting Standards Board's Statement No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." FAS 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instrument and encourages, but does not require, entities to adopt that method of accounting for their employee stock compensation plans. The pro forma disclosures of the difference between compensation cost included in net loss and the related cost measured by the fair value method are presented in Note 9.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided using the straight-line method based upon the estimated useful life of the assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the remaining term of the lease or the estimated useful life of the asset.

    PURCHASED SOFTWARE

    Purchased software is recorded at cost and amortized using the straight line method over the three-year estimated life of the asset.

    SOFTWARE DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86 (FAS 86) requires the capitalization of certain software development costs once

                                DELTAPOINT, INC.

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant and accordingly have not been capitalized.

    CONCENTRATION OF CREDIT RISKS

    Financial instruments that potentially subject the Company to significant concentrations of credit risks consist principally of cash and accounts receivable. The Company places its cash in interest bearing accounts and certificates of deposit in high quality financial institutions. The Company sells its products primarily to end-users, distributors and resellers in a variety of industries located primarily in the United States and Japan. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. To date, the Company has not experienced any material credit losses.

    At December 31, 1995, five customers accounted for 86% of accounts receivable. At December 31, 1996, three customers accounted for 83% of accounts receivable. At March 31, 1997 three customers accounted for 85% of accounts receivable.

    NET LOSS PER SHARE

    Net loss per share is based upon the weighted average number of common shares outstanding during the period. Common equivalent shares (consisting of warrants and stock options) are excluded from the computation if their effect is anti-dilutive except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the period from November 1994 to November 1995 have been included in the calculation as if they were outstanding for all periods through November 1995 (using the treasury stock method for the options and warrants at the initial public offering price).

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, including accounts receivable and notes payable, approximates fair values.

    INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes and accordingly, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the Company's assets and liabilities.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the financial statements in order to conform to the 1996 presentation.

                                DELTAPOINT, INC.

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) INTERIM RESULTS (UNAUDITED)

    The accompanying balance sheet as of March 31, 1997, the statements of operations and of cash flows for the three months ended March 31, 1996 and 1997, and the statement of shareholders' equity for the three months ended March 31, 1997 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of interim periods. The data disclosed in these notes to financial statements for these periods are also unaudited.

    RECENT ACCOUNTING PRONOUNCEMENTS (UNAUDITED)

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." This statement is effective for the Company's year ended December 31, 1997. The Statement redefines earnings per share under generally accepted accounting principles. Under the new standard, primary earnings per share is replace by basic earnings per share and fully diluted earnings per share. If the Company had adopted this Statement for the years ended December 31, 1995 and 1996 and for the three month periods ended March 31, 1996 and 1997, the Company's loss per share would have been as follows:

                                                         YEAR ENDED DECEMBER    THREE MONTHS ENDED
                                                                 31,                MARCH 31,
                                                         --------------------  --------------------
                                                           1995       1996       1996       1997
                                                         ---------  ---------  ---------  ---------
Basic loss per share...................................  $   (2.42) $   (2.17) $   (0.79) $   (1.01)
Diluted loss per share.................................  $   (2.42) $   (2.17) $   (0.79) $   (1.01)

NOTE 2 -- BALANCE SHEET DETAILS (IN THOUSANDS):

                                                                          DECEMBER 31
                                                                      --------------------   MARCH 31,
                                                                        1995       1996        1997
                                                                      ---------  ---------  -----------
                                                                                            (UNAUDITED)
Inventories:
  Raw materials.....................................................  $     119  $      84   $      74
  Finished goods....................................................         63         49          26
                                                                      ---------  ---------  -----------
                                                                      $     182  $     133   $     100
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------
Purchased software:
  Purchased software................................................  $     450  $     453   $     453
  Less: accumulated amortization....................................        (12)      (154)       (192)
                                                                      ---------  ---------  -----------
                                                                      $     438  $     299   $     261
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------
Property and equipment:
  Computer equipment and software...................................  $     936  $   1,160   $   1,167
  Furniture and fixtures............................................        139        139         139
  Leasehold improvements............................................     --             31          31
                                                                      ---------  ---------  -----------
                                                                          1,075      1,330       1,337
  Less: accumulated depreciation....................................     (1,026)    (1,053)     (1,085)
                                                                      ---------  ---------  -----------
                                                                      $      49  $     277   $     252
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------

                                DELTAPOINT, INC.

NOTE 2 -- BALANCE SHEET DETAILS (IN THOUSANDS): (CONTINUED)

                                                                          DECEMBER 31
                                                                      --------------------   MARCH 31,
                                                                        1995       1996        1997
                                                                      ---------  ---------  -----------
                                                                                            (UNAUDITED)
Accrued liabilities:
  Accrued royalties.................................................  $     351  $     315   $     321
  Accrued compensation..............................................        303        369         277
  Other.............................................................        683        462         395
                                                                      ---------  ---------  -----------
                                                                      $   1,337  $   1,146   $     993
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------

    Included in the December 31, 1995, 1996 and March 31, 1997 balances of computer equipment and software are $531,000 of assets acquired under capital leases. Accumulated depreciation associated with these leases approximates $481,000, $531,000 and $531,000 at December 31, 1995, December 31, 1996 and
March 31, 1997, respectively.

    In 1995, the Company acquired certain Internet technologies, including the source code and related documentation. The aggregate purchase price of these technologies was $1,690,000, which was comprised of (i) $1,090,000 in cash, payable in installments through August 1996 and (ii) the issuance of 100,000 shares of the Company's common stock. The Company is also required to pay royalties on sales of the products developed from these technologies. The Company made installment payments for the technology of $225,000 and $865,000 for the years ended December 31, 1995 and 1996, respectively. Cash paid for royalties on sales of the product totaled $0 in 1995 and $33,000 in 1996. Amounts due to these suppliers for royalties are included in accrued liabilities at December 31, 1996 and totaled $205,000.

    Approximately $1,240,000 of the purchase price was allocated to in-process technology. In connection with these acquisitions, the Company determined that the majority of the purchase price represented in-process technology and because such technology had not reached the stage of technological feasibility and had no alternative future use, the amount was immediately charged to operations.

NOTE 3 -- SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION

    In December 1995, upon the closing of the Company's initial public offering, all outstanding shares of Mandatorily Redeemable Convertible Preferred Stock were converted into common stock. In addition, the Company converted notes payable to preferred shareholders totaling $300,000 and accrued interest on the notes totaling $80,000 into 63,334 shares of common stock.

    In November and December 1995, the Company acquired intellectual property for a total purchase price of $1,690,000 which was comprised of the (i) issuance of 100,000 shares of common stock at $6.00 per share, (ii) a cash payment of $225,000 and (iii) $865,000 which was paid in installments through August 1996.

    Cash paid for interest totaled $146,000, $28,000, $3,000 and $0 for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively.

NOTE 4 -- RELATED PARTY TRANSACTIONS:

    The Company purchases goods and services from a supplier who is a shareholder of the Company. Purchases from this supplier totaled $354,000, $271,000, $62,000 and $72,000 for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively.

                                DELTAPOINT, INC.

NOTE 4 -- RELATED PARTY TRANSACTIONS: (CONTINUED)
Amounts due to this supplier are included in accounts payable at December 31, 1995, 1996 and March 31, 1997 and totaled $55,000, $72,000 and $72,000, respectively.

NOTE 5 -- NOTES PAYABLE:

    On December 31, 1996, the Company issued $2,150,000 of convertible promissory notes payable. The notes bear interest at 6% payable semi-annually over their two year term. The notes convert into Common Stock automatically at the end of the two year term and are convertible at the option of the holder with a total of 33%, 67%, and 100% of the principal value of the notes convertible on March 1, March 31, and April 30, 1997, respectively. The conversion price of the notes is calculated as the lower of (a) 80% of the average closing bid price of the Company's common stock for the five days prior to notice of conversion and (b) the average offer price of the Company's Common Stock for the five business days prior to the notes' issuance which is $6.70 per share. The Company recognized the value of the discounted conversion feature, or $537,000, and the deferred debt issuance costs, or $262,000, as additional interest expense during the three months ended March 31, 1997. The amortization of the discounted conversion feature resulted in an increase to Common Stock of $537,000 during the three months ended March 31, 1997.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES:

    COMMITMENTS

    The Company leases its facilities under noncancellable operating leases. Rent expense was $262,000 and $194,000 for the years ended December 31, 1995 and 1996, respectively. Rent expense for the three months ended March 31, 1996 and 1997 was $46,000 and $50,000, respectively.

    Future minimum lease payments are as follows (in thousands):

                                                                                                OPERATING
YEAR ENDING DECEMBER 31,                                                                         LEASES
---------------------------------------------------------------------------------------------  -----------
1997.........................................................................................   $     206
1998.........................................................................................         155
                                                                                                    -----
Total minimum lease payments.................................................................   $     361
                                                                                                    -----
                                                                                                    -----

    CONTINGENCIES

    In the normal course of business, the Company from time to time receives inquiries with regards to possible patent infringement. Management believes that it is unlikely that the outcome of these inquiries will have a material adverse effect on the Company's financial position or results of operations or liquidity.

NOTE 7 -- INCOME TAXES:

    No provision for income taxes has been recorded for any periods presented due to net operating losses. At December 31, 1996, the Company had approximately $7,000,000 of federal net operating loss carryforwards which expire in varying amounts through 2011. Due to certain changes in the ownership of the Company, approximately $1,700,000 and $1,200,000 of these losses are subject to annual limitations of approximately $142,000 and $301,000, respectively.

                                DELTAPOINT, INC.

NOTE 7 -- INCOME TAXES: (CONTINUED)
    A reconciliation of the Company's effective tax rate to the U.S. federal statutory rate follows:

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                ------------------------
                                                                  1995           1996
                                                                ---------     ----------
U.S. federal statutory rate.................................      (34.0)%        (34.0  )%
State and local taxes, net of U.S. federal benefit..........       (9.1)          (8.8)
Reserved net deferred tax assets and others.................       43.1           42.8
                                                                ---------        -----
                                                                  --   %         --   %
                                                                ---------        -----
                                                                ---------        -----

    The components of the net deferred tax assets consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995       1996
                                                              ---------  ---------
Deferred tax assets:
  Net operating losses......................................  $     940  $   2,788
  Reserves, accruals and depreciation.......................        885        767
  Tax credit carryforwards..................................         10     --
                                                              ---------  ---------
                                                                  1,835      3,555
    Deferred tax valuation allowance........................     (1,835)    (3,555)
                                                              ---------  ---------
Net deferred tax asset......................................  $  --      $  --
                                                              ---------  ---------
                                                              ---------  ---------

    The Company has determined that, under FAS 109, it is more likely than not that the deferred tax assets at December 31, 1995 and 1996 would not be realized and, accordingly, a full valuation reserve has been established. Management's assessment is based on the Company's history of net operating losses.

NOTE 8 -- COMMON STOCK AND WARRANTS:

    COMMON STOCK:

    In December 1995, the Company completed its initial public offering of 1,100,000 shares of its common stock at a per share price of $6.00 and realized net proceeds of $5,143,000. In addition, common stock as of December 31, 1996 reflects the January 1996 sale of 165,000 shares of common stock issued in the overallotment of the Company's initial public offering. Net proceeds to the Company resulting from the overallotment were $831,000. Common stock also reflects net proceeds resulting from the exercise of warrants totaling $966,000 and the exercise of stock options from the 1995 Stock Option Plan of $643,000.

    WARRANTS:

    The following warrants were outstanding and exercisable at March 31, 1997:

                            ISSUED IN
WARRANTS OUTSTANDING     CONNECTION WITH     ISSUANCE DATE  EXPIRATION DATE  WARRANT EXERCISE PRICE
--------------------  ---------------------  -------------  ---------------  -----------------------
         71,875              Equity            Nov. 1995       Nov. 2000            $    7.20
        110,000              Equity            Dec. 1995       Dec. 2000            $    7.20
         16,538         Convertible Notes      Dec. 1996       Dec. 2002            $    6.50
       --------
        198,413
       --------
       --------

                                DELTAPOINT, INC.

NOTE 8 -- COMMON STOCK AND WARRANTS: (CONTINUED)
    The 71,875 outstanding warrants issued in November 1995 have an exercise price of $7.20 per share for the first thirty (30) months of the warrant term and $8.40 per share for the remaining warrant term. The Company has reserved 198,413 shares of common stock for issuance upon the exercise of the outstanding warrants.

NOTE 9 -- STOCK OPTION PLANS:

    The Company has three Stock Option Plans (the Plans) which provide for the issuance of stock options to employees of the Company. The Company has reserved an aggregate of 885,462 shares of Common Stock for issuance upon the exercise of options granted under these plans, including 200,000 shares approved by the Company's shareholders at the annual meeting in June 1996. Options to purchase 41,588 and 171,804 shares were vested and exercisable at December 31, 1995 and 1996 respectively. Options granted under the Plans are for periods not to exceed 10 years. Non-employee members of the Board of Directors are eligible for automatic option grants under the 1995 Stock Option Plan (the 1995 Plan). All options granted under the Plans must be at prices not less than fair market value at the date of grant, except for the 1995 Plan for which options can be granted at prices not less than 85% of the fair market value at the date of grant. The Board of Directors may amend, modify or terminate the Plans at their discretion.

    In recognition of the decline in the fair market value of the Company's Common Stock in fiscal 1996 and 1997, the Company repriced options to purchase approximately 699,696 shares of Common Stock in March 1997 to an exercise price of $2.25 per share, which was the fair market value of the Company's Common Stock on that date.

    The following table summarizes activity under the Company's Stock Option
Plans:

                                                                             OPTIONS OUTSTANDING
                                                            SHARES    ---------------------------------
                                                          AVAILABLE                 WEIGHTED AVERAGE
                                                          FOR GRANT     SHARES       EXERCISE PRICE
                                                          ----------  ----------  ---------------------
Balance at December 31, 1994............................      27,230      38,127          6.63
Additional shares reserved..............................     620,000      --               --
Options granted.........................................    (525,000)    525,000          4.08
Options exercised.......................................      --            (382)         6.63
Options canceled........................................       3,321      (3,321)         6.63
                                                          ----------  ----------
Balance at December 31, 1995............................     125,551     559,424          3.89
Additional shares reserved..............................     200,000      --               --
Options granted.........................................    (433,677)    433,677          8.54
Options exercised.......................................      --         (81,000)         3.64
Options canceled........................................     171,593    (171,593)         4.85
                                                          ----------  ----------
Balance at December 31, 1996............................      63,467     740,508          6.68
Options granted (unaudited).............................    (155,950)    155,950          2.56
Options exercised (unaudited)...........................          --      (4,333)         4.80
Options canceled (unaudited)............................     110,788    (110,788)         2.69
                                                          ----------  ----------
Balance at March 31, 1997 (unaudited)...................      18,305     781,337          2.47
                                                          ----------  ----------
                                                          ----------  ----------

                                DELTAPOINT, INC.

NOTE 9 -- STOCK OPTION PLANS: (CONTINUED)
    The following table summarizes information about employee stock options outstanding at December 31, 1996:

                                           OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                          -----------------------------------------------------  --------------------------------------
                               NUMBER        WEIGHTED AVERAGE      WEIGHTED           NUMBER         WEIGHTED AVERAGE
                           OUTSTANDING AT        REMAINING          AVERAGE       EXERCISABLE AT     EXERCISE PRICE AT
RANGE OF EXERCISE PRICES  DECEMBER 31, 1996  CONTRACTUAL LIFE   EXERCISE PRICE   DECEMBER 31, 1996   DECEMBER 31, 1996
------------------------  -----------------  -----------------  ---------------  -----------------  -------------------
$3.50...................         236,611               8.9              3.50             92,998               3.50
$4.80-6.63..............          75,759               9.0              5.95             37,834               5.89
$7.50...................         140,000               9.9              7.50              2,222               7.50
$7.75-7.83..............          99,788               9.3              7.82                 --                 --
$9.50-11.50.............         188,350               9.4              9.78             38,750               9.50
                                --------                                               --------
  Total.................         740,508               9.3              6.68            171,804               5.43
                                --------                                               --------
                                --------                                               --------

    The following table summarizes information about employee stock options outstanding at March 31, 1997 (unaudited):

                                           OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                          -----------------------------------------------------  --------------------------------------
                               NUMBER        WEIGHTED AVERAGE      WEIGHTED           NUMBER         WEIGHTED AVERAGE
                           OUTSTANDING AT        REMAINING          AVERAGE       EXERCISABLE AT     EXERCISE PRICE AT
RANGE OF EXERCISE PRICES   MARCH 31, 1997    CONTRACTUAL LIFE   EXERCISE PRICE    MARCH 31, 1997      MARCH 31, 1997
------------------------  -----------------  -----------------  ---------------  -----------------  -------------------
$2.25...................         703,720               9.1              2.25            230,426               2.25
$2.50...................          40,950              10.0              2.50            --                  --
$4.80-7.50..............          36,667               9.4              6.63              6,667               4.80
                                --------                                               --------
    Total...............         781,337               9.1              2.47            237,093               2.32
                                --------                                               --------
                                --------                                               --------

    In addition to the above stock options outstanding, in March 1997 the Company granted a stock option to a certain executive, for 120,000 shares of Common Stock with an exercise price of $2.25 per share outside of the Plans which vest over four years and have a ten year life.

    FAIR VALUE DISCLOSURES

    Had compensation cost for the Plans been determined based on the fair value of each stock option grant on its grant date, as prescribed in FAS 123, the Company's net loss and net loss per share would have been as follows:

                                                                   YEAR ENDED        THREE MONTHS ENDED
                                                                  DECEMBER 31,           MARCH 31,
                                                              --------------------  --------------------
                                                                1995       1996       1996       1997
                                                              ---------  ---------  ---------  ---------
                                                                                        (UNAUDITED)
Net loss:
  As reported...............................................  $  (2,632) $  (4,848) $  (1,704) $  (2,521)
  Pro forma.................................................  $  (2,704) $  (5,450) $  (1,796) $  (2,858)
Net loss per share:
  As reported...............................................  $   (2.42) $   (2.17) $   (0.79) $   (1.01)
  Pro forma.................................................  $   (2.49) $   (2.44) $   (0.83) $   (1.15)

                                DELTAPOINT, INC.

NOTE 9 -- STOCK OPTION PLANS: (CONTINUED)
    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the applicable period: dividend yields of 0% for all periods reported; expected volatility of 80.6%; risk-free interest rate of 5.57% for 1995 and 6.07% for 1996 and the three months ended March 31, 1996 and 6.58% for the three months ended March 31, 1997 for options granted; and a weighted average expected option term of 4.3 years for 1995 and 3.9 years for 1996 and the three months ended March 31, 1996 and 1997.

    The above pro forma amounts include compensation expense based on the fair value of options granted and vesting during the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997 and exclude the effects of options granted prior to January 1, 1995. Accordingly, the above pro forma net loss and net loss per share are not representative of the effects of computing stock option compensation expense using the fair value method for future periods.

NOTE 10 -- 401(K) PLAN:

    During 1992, the Company established a deferred compensation plan (the 401(k) Plan) pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), whereby substantially all employees are eligible to contribute up to 20% of their pre-tax earnings, not to exceed amounts allowed under the Code. The Company may make contributions to the 401(k) Plan at the discretion of the Board of Directors. No employer contributions have been made to the 401(k) Plan by the Company.

NOTE 11 -- SUBSEQUENT EVENTS:

    On February 26, 1997, the Company reached an agreement with a third party to issue and sell to such party an aggregate of 1,000 shares of Series A Preferred Stock for cash in the aggregate amount of $1,000,000. Each share of Series A Preferred Stock would have been convertible at any time, at the option of the holder, into such number of shares of Common Stock.

    For various reasons, the closing conditions to this agreement did not occur and the financing was subsequently terminated. The Company is seeking additional financing (see Note 1).

NOTE 12 -- SUBSEQUENT EVENTS (UNAUDITED):

    On April 16, 1997, the Company entered into a Letter of Intent with InLet Divestiture Corp. ("IDC"), Inlet, Inc. ("InLet") and certain individuals pursuant to which the Company would purchase all of the capital stock of IDC, whose sole significant asset is certain software (including source code and related documentation). The purchase price would be (i) $825,000 in cash, payable in installments, and (ii) the issuance of 260,000 shares of the Company's Common Stock. The Company would also pay a royalty to InLet in an amount equal to five percent of the net revenues from all sales, leases, licenses, sublicenses or other transactions pursuant to which units of the software product are distributed. Half of the amount of royalties would be paid in the Company's Common Stock. Pending the closing of the purchase, the Company and IDC are negotiating an OEM agreement which would grant the Company the exclusive right to distribute the software product. The letter of intent contemplates that if the closing of the purchase does not occur, the OEM agreement would continue in effect. Both parties' obligations to consummate the purchase are contingent upon the closing of an equity financing by the Company within 90 days of the date of the letter of intent. Consummation of the transactions contemplated in the letter of intent is subject to certain additional conditions, including negotiation of a definitive purchase agreement and other agreements. There can be no assurance that the transactions contemplated in the letter of intent will be consummated.

                                DELTAPOINT, INC.

NOTE 12 -- SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)
    The Company has recently retained a financial advisor to assist it in raising additional equity capital and has been pursuing the possibility of selling the DeltaGraph product line which accounted for 62% and 59% of net revenues during 1996 and the quarter ended March 31, 1997, respectively.

    In May 1997, the Company entered into an agreement with substantially all of the holders of the Convertible Notes to exchange the entire principal amount for shares of Series A Preferred Stock (the "Series A Preferred") at a purchase price of $1,000 per share. Under the agreement, each $1,000 principal amount of Series A Preferred will convert, subject to certain limitations, into the number of shares of Common Stock determined by dividing $1,000 by the lower of $3.50 or 80% of the average trading price of the Common Stock for the five trading days immediately prior to conversion. The consummation of the exchange transaction is contingent upon the effectiveness of a registration statement registering the shares of Common Stock issuable upon conversion of the Series A Preferred.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                  -------
Available Information.............................       2
Summary...........................................       3
Risk Factors......................................       6
Price Range of Common Stock.......................      15
Dividend Policy...................................      15
Capitalization....................................      16
Selected Financial Data...........................      17
Management's Discussion and Analysis of Financial
 Condition and Results of Operations..............      18
Business..........................................      24
Management........................................      35
Certain Transactions..............................      43
Principal Shareholders............................      45
Description of Capital Stock......................      47
Shares Eligible for Future Sale...................      50
Legal Matters.....................................      50
Experts...........................................      50
Financial Statements..............................     F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrants and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders and (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrants or its shareholders. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

    Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expense) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Articles of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. The Company has entered into Indemnification Agreements with its directors and executive officers.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration fee......................................................  $     688
Printing and engraving expenses...........................................      5,000
Legal fees and expenses...................................................      5,060
Accounting fees and expenses..............................................      2,500
Blue sky fees and expenses................................................      2,500
Transfer agent fees.......................................................      2,500
Miscellaneous fees and expenses...........................................      2,312
                                                                            ---------
    Total.................................................................  $  18,000
                                                                            ---------
                                                                            ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1994, the Registrant has issued and sold the following securities (after giving effect to the one-for-5.3 reverse split of the Common Stock effected on the closing of the Company's Initial Public Offering in December 1995):

    1. The Registrant has granted options to purchase 7,165 shares of Common Stock and issued and sold 2,143 shares of its Common Stock upon exercise of such options to a number of employees pursuant to direct issuances and to exercises of options under its 1990 Stock Option Plan.

    2. The Registrant has granted options to purchase 8,063 shares of Common Stock and issued and sold no shares of its Common Stock upon exercise of such options to employees and a third party pursuant to direct issuances and to exercises of options under its 1992 Stock Option Plan, including options granted to Raymond R. Kingman, Jr., William G. Pryor to purchase 4,283 and 1,894 shares of Common Stock, respectively.

    3. The Registrant has granted options to purchase 499,844 shares of Common Stock and issued and sold no shares of its Common Stock upon exercise of such options to a number of employees and directors pursuant to direct issuances and to exercises of options under its 1995 Stock Option Plan.

    4. On April 6, 1994, Registrant sold and issued an aggregate of 77,894 shares of its Series C Preferred Stock for cash in the aggregate amount of $450,000 to entities affiliated with Hummer Winblad Venture Partners and entities affiliated with Oak V Affiliates Fund, L.P. pursuant to a Series C Preferred Stock Purchase Agreement. See "Certain Transactions."

    5. On May 24, 1995 Registrant sold and issued an aggregate of 112,564 shares of its Series D Preferred Stock for cash in the aggregate amount of $1,050,000 to entities affiliated with Hummer Winblad Venture Partners, entities affiliated with Oak V Affiliates Fund, L.P. and Pinnacle Manufacturing Professionals pursuant to a Series D Preferred Stock Purchase Agreement. See "Certain Transactions" and "Capital Stock -- Convertible Notes and Warrants."

    6. On May 24, 1995, Registrant issued to Hummer Winblad Venture Partners and entities affiliated with Oak V. Affiliates Fund, L.P., Warrants to purchase 69,272 shares of Common Stock at an exercise price of $9.33 per share, or in the event Registrant consummates the sale of its Common Stock pursuant to a registration statement filed on Form S-1 filed under the Securities Act for an aggregate offering price of $5 million. See "Certain Transactions."

    7. On November 6, 1995, Registrant sold and issued 125,000 units, each unit consisting of two shares of Series E Preferred Stock, and one Warrant at a purchase price of $8.00 per unit, for cash of $765,000, net of issuance costs, to the following investors in the following amount of units:
       Hummer Winblad Ventures (3,125 units), Oak V Affiliates Fund, L.P. (6,250 units), American High Growth Equities Retirement Trust (50,000 units), Jack Balter (3,125 units), Dr. Mannie Magid (3,125 units), George L. Black Trust (6,250 units), Leon Feldan (3,125 units), Ronald Mickwee (3,125 units), Joan Plastiras Myers (3,125 units), Nicholas W. and Geraldine Perilli (3,125 units), James R. Ratliff (6,250 units), David Rosenberg (3,125 units), Alan J. Rubin (6,250 units), The Salzman Group, Ltd. (6,250 units), Donald L. & Lucy A. Stoner Trust (6,250 units), Lawrence S. Weisman (6,250 units), Donald B. Witmer (6,250 units). See "Certain Transactions."

    8. On November 10, 1995, Registrant granted options to purchase an aggregate of 335,000 shares of Common Stock under its 1995 Stock Option Plan, at an exercise price of $3.50 per share to Raymond R. Kingman, Jr., William G. Pryor and Donald B. Witmer to purchase 100,000, 100,000 and 135,000 shares of Common Stock, respectively.

    9. On November 8, 1995 issued to each of Hummer Winblad Ventures and Oak Affiliates a warrant to purchase 31,667 of Common Stock exercisable at a price of $7.20 per share for a period of 30 months following December 26, 1995 and a price of $8.40 per share from such time until November 6, 2000.

    10. On April 22, 1996, Registrant granted options to purchase an aggregate of 155,000 shares of Common Stock under its 1995 Stock Option Plan, at an exercise price of $9.50 per share to John J. Ambrose and Donald B. Witmer to purchase 145,000 and 10,000 shares of Common Stock, respectively.

    11. On August 13, 1996, Registrant granted options to purchase 20,000 shares of Common Stock under its 1995 Stock Option Plan, at an exercise price of $7.50 per share to Patrick Grady.

    12. On November 4, 1996, Registrant granted options to purchase 40,000 shares of Common Stock under its 1995 Stock Option Plan, at an exercise price of $7.50 per share to Donald Witmer.

    13. In December 1996, holders of warrants exercised warrants to purchase an aggregate of 189,297 shares of Common Stock at a purchase price of $5.00 per share, including warrants to purchase an aggregate of 145,547 shares of Common Stock exercised by Oak Investment Partners V, L.P. and Oak V Affiliates Fund, L.P. The shares issued are covered by Post-Effective Amendment No. 2 to Registration Statement on Form SB-2 (Registration No. 333-3784).

    14. On December 31, 1996, Registrant issued $2,000,000 principal amount of 6% Convertible Subordinated Debentures to High Risk Opportunities Hub Fund Ltd. and $150,000 principal amount thereof to American High Growth Equities Retirement Trust.

    15. In November 1996, Registrant issued 30,970 shares of Common Stock to Oak Investment Partners V, L.P., 697 shares of Common Stock to Oak V Affiliates Fund, L.P., 30,084 shares of Common Stock to Hummer Winblad Venture Partners and 1,583 shares of Common Stock to Hummer Winblad Technology Fund, all pursuant to the conversion of the notes described in the chart and footnote 7 in "Certain Transactions." Such shares are covered by this Registration Statement.

    16. On December 31, 1996, Registrant issued the Placement Agent's Warrant to purchase 16,538 shares of Common Stock at an exercise price of $6.50 per share to H.J. Meyers & Co., Inc.

    The issuance described in Items 1 through 16 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) under the Securities Act as transactions by an issuer not involving a public offering or on Rule 701 promulgated under the Securities Act. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 27. EXHIBITS

  EXHIBIT NO.                                               DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------
   3.1(1)        Registrant's Amended and Restated Articles of Incorporation

   3.2(2)        Registrant's Bylaws

   3.3(3)        Amended and Restated Certificate of Determination of Series A Preferred Stock

   4.1(2)        Specimen Certificate of Registrant's Common Stock

   4.2(2)        Form of Warrant

  EXHIBIT NO.                                               DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------
   4.3(2)        Form of H.J. Meyers & Co.'s' Warrant

   4.4(2)        Loan and Warrant Agreement between Registrant and certain investors dated as of March 29, 1993

   4.5(2)        Amended and Restated Investor Rights Agreement between Registrant and the investors specified therein dated as of November 6, 1995

   5.1*          Opinion of Wilson, Sonsini, Goodrich & Rosati

  10.1(2)        Real Property Lease between Registrant and Owens Mortgage Investment Fund dated as of August 18,
                   1995

  10.2(2)        1990 Stock Option Plan

  10.3(2)        1992 Stock Option Plan

  10.4(2)(5)     1995 Stock Option Plan

  10.5(2)        Form of Indemnification Agreement

  10.6(2)(4)     License Agreement between Registrant and Smart Draw Software, Inc. dated as of April 19, 1995

  10.7(2)        License Agreement between Registrant and Halcyon Software, Inc. dated as of June 30, 1992

  10.8.1(2)(4)   Distribution Agreement between Registrant and Nippon Polaroid Kabushiki Kaishi dated as of
                   November 12, 1991

  10.8.2(2)(4)   Distributor Software License Agreement between Registrant and Nippon Polaroid K.K. Supplements dated as of December 24, 1993, June 6, 1994 and two supplements dated as of June 28, 1995

  10.9(2)        Series C Preferred Stock Purchase Agreement dated April 6, 1994 among the Registrant and the investors named therein

  10.10(2)       Series D Preferred Stock and Warrant Purchase Agreement dated May 24, 1995 among Registrant and the investors named therein

  10.11(2)       Series E Preferred Stock and Warrant Purchase Agreement dated November 6, 1995 among Registrant and the investors named therein

  10.12(2)       Employment Agreement dated as of November 1, 1995 between Registrant and Donald B. Witmer

  10.13.1(2)     Business Loan Agreement between Registrant and Silicon Valley Bank dated as of August 24, 1994

  10.13.2(2)     Promissory Note between Registrant and Silicon Valley Bank dated as of August 24, 1994

  10.14(2)       Conversion of Promissory Notes and Exchange of Warrants Agreement dated as of November 8, 1995 among Registrant, Hummer Winblad Venture Partners, Hummer Winblad Technology Fund, Oak
                   Investment Partners V, Limited Partnership and Oak V Affiliates Fund, Limited Partnership.

  10.15(2)       License Agreement between Registrant and Altura Software, Inc. dated June 7, 1994

  10.16(2)       Employment Agreement dated November 8, 1995 between Registrant and Raymond R. Kingman, Jr.

  10.17(2)       Employment Agreement dated November 8, 1995 between Registrant and William G. Pryor

  10.18(2)       Offer letter dated December 5, 1995 between the Registrant and Spencer A. Leyton

  EXHIBIT NO.                                               DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------
  10.19(2)(4)    Letter of Intent dated November 21, 1995 between DeltaPoint and Richard Blum

  10.20(2)(4)    Agreement dated December 15, 1995 among Registrant, Global Technologies Corporation and William
                   French

  10.21(2)       Termination Agreement dated as of November 8, 1995 among the Registrant and certain shareholders of the Company named therein

  10.22(2)       Amendment Agreement dated as of December   , 1995 among the Registrant and certain shareholders
                   of the Company named therein

  10.23(5)       Employment Agreement dated December 26, 1995 between Registrant and William A. French

  10.24(3)       Separation Agreement and Release between Registrant and Raymond R. Kingman, Jr. dated April 5,
                   1996

  10.25(3)       Offer letter dated March 29, 1996 between Registrant and John J. Ambrose

  10.26(6)       Form of 6% Convertible Subordinated Debentures issued by Registrant on December 31, 1996 to High
                   Risk Opportunities Hub Fund Ltd. and American High Growth Equities Retirement Trust

  10.27(6)       Form of Subscription Agreement governing issuance of 6% Convertible Subordinated Debentures

  10.28(7)       Offer letter dated as of March 24, 1997 between the Registrant and Jeffrey F. Ait

  10.29(3)       Series A Preferred Stock Purchase Agreement dated as of May 6, 1997 between Registrant and High
                   Risk Opportunities Hub Fund, Ltd.

  10.30(3)       Letter of Intent dated April 16, 1997 among Registrant, InLet Divestiture Corp., InLet, Inc.,
                   Terry Millard and Todd Millard

  23.1*          Consent of Wilson, Sonsini, Goodrich & Rosati (included in Exhibit 5.1)

  23.2*          Consent of Price Waterhouse LLP

  24.1*          Power of Attorney (included on Page II-7)

------------------------

(1) Incorporated by reference to Registrant's Annual Report on Form 10-KSB filed March 26, 1997.

(2) Incorporated by reference to Registrant's Registration Statement on Form SB-2, filed December 19, 1995 (File No. 33-99300).

(3) Incorporated by reference to Registrant's Post-Effective Amendment No. 5 to Registration Statement on Form SB-2 (File No. 333-3784).

(4) Confidential treatment requested as to certain portions of this exhibit.

(5) Incorporated by reference to Registrant's Registration Statement on Form S-8 filed March 6, 1996 (File No. 333-2192).

(6) Incorporated by reference to Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2, filed February 28, 1997 (File No. 333-17733).

(7) Incorporated by reference to Registrant's Amendment No. 1 to Registration Statement on Form SB-2 filed April 9, 1997 (File No. 333-22565).

*   Filed herewith.

ITEM 28. UNDERTAKINGS

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on June 12, 1997.

                                          DELTAPOINT, INC.

                                          By:         /s/ JEFFREY F. AIT

                                             -----------------------------------

                                                       Jeffrey F. Ait

                                                   CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeffrey F. Ait and Donald B. Witmer, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON THE 12 DAY OF JUNE, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                      SIGNATURE                                         TITLE
------------------------------------------------------  --------------------------------------

                  /s/ JEFFREY F. AIT
     -------------------------------------------        Chief Executive Officer and Director
                    Jeffrey F. Ait                        (Principal Executive Officer)

                                                        Chief Financial Officer, Chief
                 /s/ DONALD B. WITMER                     Operating Officer and Director
     -------------------------------------------          (Principal Financial and Accounting
                   Donald B. Witmer                       Officer)

                   /s/ JOHN HUMMER
     -------------------------------------------        Director
                     John Hummer

                  /s/ PATRICK GRADY
     -------------------------------------------        Director
                    Patrick Grady

                               INDEX TO EXHIBITS

  EXHIBIT                                                                                                  SEQUENTIALLY
  NUMBER                                              EXHIBITS                                             NUMBERED PAGE
-----------  -------------------------------------------------------------------------------------------  ---------------
       5.1   Opinion of Wilson, Sonsini, Goodrich & Rosati..............................................

      23.1   Consent of Wilson, Sonsini, Goodrich & Rosati (included in Exhibit 5.1)....................

      23.2   Consent of Price Waterhouse, LLP...........................................................

      24.1   Power of Attorney (included on Page II-7)..................................................